Exhibit 99.1

Diligent

DILIGENT BOARD MEMBER SERVICES, INC.
ANNUAL REPORT 2008

DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2008

ANNUAL REPORT
For The Year Ended 31 December 2008

FORWARD LOOKING STATEMENTS

Except for statements of historical fact, certain information described in this document contains "forward-looking statements" that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," "would" or similar words. The statements that contain these or similar words should be read carefully because these statements discuss our future expectations, contain projections of our future results of operations or of our financial position, or state other "forward-looking" information. Diligent Board Member Services, Inc. believes that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able accurately to predict or control. Further, we urge you to be cautious of the forward-looking statements which are contained in this Annual Report because they involve risks, uncertainties and other factors affecting our operations, market growth, service, products and licenses. Events in the future may cause our actual results and achievements, whether expressed or implied, to differ materially from the expectations we describe in our forward-looking statements. The occurrence of future events could have a material adverse effect on our business, results of operations and financial position.

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DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2008

CONTENTS:

Chairman’s & CEO’s Report	1

Diligent Overview	3

Director Profiles	9

Financial Statements
• Consolidated Balance Sheets	10
• Consolidated Statements of Operations	11
• Consolidated Statements of Changes in Stockholders’ Equity and Comprehensive Loss	12
• Consolidated Statements of Cash Flows	13
• Notes to the Consolidated Financial Statements	15
• Report of Independent Registered Public Accounting Firm	30

Comparison to Prospective Financial Information	31

Corporate Governance	35

Statutory Information	38

Shareholder Information	42

Directory	44

Please Note: The Financial Statements presented in this annual report are prepared in accordance with United States Generally Accepted Accounting Principles (“GAAP”).  All amounts in this annual report are in US$ unless otherwise stated.

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DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2008

CHAIRMAN’S AND CEO’S REPORT

Diligent Board Member Services, Inc. (“Diligent” or “the Company”) is pleased to present its full year results for the year ended 31 December 2008.  These results are presented in accordance with United States Generally Accepted Accounting Principles (“GAAP”) and all figures are in US$ unless otherwise indicated.

Diligent’s 2008 financial year, its first full year as a listed company on the New Zealand Stock Exchange, was a year of record performance and growth mixed with unforeseen challenges and missed goals.

Key performance metrics improved well with net sales for the 2008 financial year of $2.93 million compared with US$1.73 million for the prior year (including the Company’s predecessor).  More importantly, booked annualized license fees (“ALF”), which indicate the ongoing income generated by the Company, were $3.85 million at year end 2008 compared to $2.06 million at year end 2007.  It was particularly encouraging that Diligent’s fourth quarter performance was the strongest since the inception of its predecessor in 2002.

Despite these solid results, the Company did not meet the expectation set at the time of its initial public offering (IPO) in December 2007.  Unfortunately Diligent, whose core business is based in the US, was not immune to the devastating impact of the global financial crisis.  The projections and expansion plans that seemed realistic and achievable at the time of Diligent’s IPO, and that were indeed warrantied to be achieved with 14 million shares by the founding shareholders, were curtailed in large part by two key events; the inability to expand as rapidly as planned outside of North America and the unforeseen financial tsunami.

Diligent’s plan had been to use the proceeds from the IPO to significantly expand its sales force and to aggressively target sales of its already successful and proven Boardbooks service in the US and internationally. Much of the infrastructure for this growth was set up in the first quarter of 2008.

In May of 2008 Diligent issued a market announcement that sales were not coming through at the pace expected and that it was unlikely the Company would reach the annual sales projections set forth in the November 2007 Investment Statement and Prospectus issued in connection with its initial public offering.  Measures were initiated by the third quarter to scale back Diligent’s operating expenses and growth plans to align them with market conditions. These efforts, completed by year-end, will allow the company to grow in a more conservative manner than originally anticipated, but in line with the still impressive results exhibited in 2008.

In a further move to reduce operating expenses the number of members on the board decreased from nine to five with Edward Charlton and Guy Saxton, both based in the UK, and Brian Henry and Kevin Lawler each volunteering their board resignations.

Key executive appointments were also made during the year. Hunter Cohen was recruited as CFO.  Based in New York, Mr. Cohen has more than 20 years experience in senior management positions, in both public and private companies much of which involved directing rapid growth in early stage companies.  Diligent also internalized the role of group legal counsel with the appointment of Robert Norton as GC and company secretary, reducing the Company's costs related to external legal counsel.

Failing to meet the 31 December 2008 ALF targets outlined in the IPO prospectus resulted in the forfeiture by Diligent’s founding shareholders of 14 million shares, which had been held in an escrow account.  In January 2009 it was announced that all of the 14 million shares would be returned and cancelled with immediate effect and that the number of shares on issue would reduce from 104,440,000 to 90,440,000 shares.

Though 2008 was an extremely challenging time for the Company, there are still many positives to take forward.  During this period Diligent expanded the industry sectors that it has clients in to include energy, oil and gas, health care, and universities. In spite of the financial stress in the key US market, an impressive list of new clients were added, including several international brand names such as Burger King, Goodyear, and Guardian Life Insurance. Further inroads were also made into Canada with four major energy companies and one of Canada’s largest pension funds selecting the Boardbooks board portal to provide them with real time access to vital board materials.

Encouragingly, Diligent’s sales pipeline (all prospects who have expressed interest in Diligent Boardbooks) remains strong and continues to grow.  In addition, a selling agreement with a leading Houston-based software solutions provider, Bridgeway Software, Inc, was also added later in the year, which we expect to further drive sales.

It appears that despite the dire world economic conditions, companies continue to implement and upgrade Diligent Boardbooks as a way to save costs, improve efficiencies and broaden their corporate governance and compliance standards.  Diligent’s success continues to be based on its easy-to-use system that allows executives to efficiently manage communications with boards and to provide them with real-time access to vital board materials.  Large organizations recognize Boardbooks as a cost effective and environmentally efficient solution to manage their many boards.

DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2008

Diligent’s stated intention to continue to drive growth and realize its significant potential (albeit at a slower pace than what had been originally envisaged) requires additional funding. Though costs have been extensively cut to match the revised prospects, expenses associated with the Company’s original expansion plans have left a gap in the accounts to fund this growth. Coupled with this, compliance costs, of both listing in NZ and fulfilling the requirement to be registered in the US with the Securities and Exchange Commission (“SEC”), added to the expense burden beyond what was originally budgeted.

Subsequent to the 31 December 2008 balance date, Diligent announced details of a $3 million capital infusion through the issue of new Diligent preferred stock to two US investors – Spring Street Partners, L.P. ($2 million) and Carroll Capital Holdings, LLC ($1 million).  A shareholder meeting was held on 11 March 2009 as the final step to this funding.  The resolutions passed with over 98% approval and the transaction closed on 12 March 2009.

The ability to attract new funds in the current climate is testament to the compelling business opportunity of Diligent’s offering. The funds will secure the Company’s financial position and strengthen the ongoing growth and development.

While Diligent has refocused its sales force mainly on the North American market, it has continued to successfully establish its presence in the worldwide marketplace and maintain its position as an industry leader.

With costs now matching the scale of the business and new cash reserves providing a platform to build the company with confidence, Diligent is in good shape to continue its impressive growth in 2009 and beyond.

Rick Bettle	Alessandro Sodi
Chairman	Chief Executive Officer
Diligent Board Member Services, Inc.	Diligent Board Member Services, Inc.

DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2008

DILIGENT OVERVIEW

History

We are a Delaware corporation that was incorporated on September 27, 2007.  On October 1, 2007, our accounting predecessor entity and sole stockholder at that time, Diligent Board Member Services, LLC (now known as Services Share Holdings, LLC, and referred to in this document as “DBMS LLC”, “LLC” or “Predecessor”), contributed substantially all of its tangible assets and its “Diligent Boardbooks” business to Diligent Board Member Services, Inc.  DBMS LLC (previously known as Manhattan Creative Partners, LLC) was founded in 1994 and developed complex database-driven software for large and small companies until 2003, when it shifted its focus to corporate governance service delivery software.

Company Overview

We develop and sell an online software application called Diligent Boardbooks, which is a web-based portal that directors and administrative staff use to compile, update and examine board materials prior to and during board meetings.  Each of our clients enters into a service agreement whereby we agree to provide and support the Diligent Boardbooks service.

The Boardbooks product features an on-screen interface that resembles a book and displays documents in single web-viewable pages, from a secure central database.  The software is accessed via the internet and is a “point and click” system that gives directors the ability to navigate throughout the entire virtual book.

The first phase of our business focus was developing and testing the Boardbooks system, building a loyal core of blue chip customers to become champions of the product, and promoting product awareness through exposure in print media. During this phase we did not focus on revenue growth or profitability, and sales and marketing had been conducted by two to three staff members, who fit this role alongside their other responsibilities. By 2007 we shifted our focus to commit substantial resources to the sales and marketing of our Boardbooks product. We are now in the customer acquisition phase of our business and currently provide the Boardbooks service to over 170 companies and 4,500 users.

Market Opportunity

The online board portal industry remains in its infancy with market penetration still relatively low. We believe that less than 20 percent of companies use a board portal to communicate with directors. Of these 20 percent, less than five percent use an externally provided board portal product.

Our client base was previously comprised of blue chip companies predominantly in the financial service sector.  These entities had previously been prime targets because their board materials are crucial to effectively managing the corporate governance process. Public recognition by prominent publications has helped us become a leader in the provision of online board portal software in this sector.  A vast opportunity for us remains in the global financial service sector as there are more than 61,000 mutual funds (of all sizes, although many of this number will be managed by the same manager) and more than 11,000 banks. Although 2008 was an extremely challenging time, Diligent expanded the industry sectors of our client base, and we are encouraged by our established sales pipeline.

Results of Operations

Comparisons of the Years Ended December 31, 2008 and 2007

The data presented below is derived from the audited consolidated financial statements of the Company which are included elsewhere in this Annual Report.

The consolidated financial statements for the year 2007 are presented in two distinct periods, as Predecessor and Successor entities, and are not comparable in all material respects.  However, in order to facilitate a discussion of our results of operations for the year ended December 31, 2008 in comparison with a similar period, we prepared and are presenting financial information for the year ended December 31, 2007 which includes the nine months ended September 30, 2007 for the Predecessor and the three months ended December 31, 2007 for the Successor, on a combined basis.  Wherever practicable, the discussion compares the consolidated financial statements for the year ended December 31, 2008 with the combined financial statements for the year ended December 31, 2007.  This combination is not in accordance with U.S. generally accepted accounting principles.  However, we believe that for purposes of discussion and analysis in this Annual Report, the combined results of operations is useful for investors to assess the Company’s ongoing financial and operational performance and trends.

DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2008

The combined financial statements for the year ended December 31, 2007 are derived as follows:

	Successor	Predecessor	Combined
	Three months	Nine months	Year
	ended	ended	ended
	December 31,	September 30,	December 31,
	2007	2007	2007
Revenues	$515,103	$1,210,070	$1,725,173
Cost of revenues	324,029	945,910	1,269,939
Gross profit	191,074	264,160	455,234
Operating expenses:
Selling and marketing expenses	987,043	1,118,526	2,105,569
General and administrative expenses	2,489,147	1,895,229	4,384,376
Research and development expenses	334,039	918,782	1,252,821
Depreciation and amortization	25,411	54,800	80,211
Total operating expenses	3,835,640	3,987,337	7,822,977
Operating loss	(3,644,566)	(3,723,177)	(7,367,743)
Other income (expenses):
Interest income (expense), net	39,959	(418,804)	(378,845)
Foreign exchange loss	(65,449)	(4,372)	(69,821)
Provision for income taxes	-	-	-
Net loss	$(3,670,056)	$(4,146,353)	$(7,816,409)

DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2008

A comparison of the consolidated financial statements for the year ended December 31, 2008 and the combined financial statements for the year ended December 31, 2007 follows:

	Consolidated	Combined
	Year	Year	2008 vs. 2007
	ended	ended	Increase (Decrease)
	December 31,	December 31,
	2008	2007	In dollars	In %
Revenues	$2,930,702	$1,725,173	$1,205,529	70
Cost of revenues	1,878,027	1,269,939	608,088	48
Gross profit	1,052,675	455,234	597,441	131
Operating expenses:
Selling and marketing expenses	6,216,087	2,105,569	4,110,518	195
General and administrative expenses	5,418,747	4,384,376	1,034,371	24
Research and development expenses	955,385	1,252,821	(297,436)	(24)
Depreciation and amortization	278,295	80,211	198,084	247
Total operating expenses	12,868,514	7,822,977	5,045,537	64
Operating loss	(11,815,839)	(7,367,743)	4,448,096	60
Other income (expenses):
Impairment loss on note receivable	(5,800,000)	-	(5,800,000)	100
Interest income (expense), net	601,280	(378,845)	980,125	259
Foreign exchange loss	(601,245)	(69,821)	531,424	761
Provision for income taxes	(32,798)	-	32,798	100
Net loss	$(17,648,602)	$(7,816,409)	9,832,193	126

Revenues

The Company’s total revenues were $2.9 million for the year ended December 31, 2008 compared to $1.7 million for the year ended December 31, 2007, an increase of 70%.  The increase in revenues is due to the increase in our worldwide sales force during 2008.  While the Company’s total number of sales people has been reduced since December 31, 2007 (see Selling and Marketing Expenses below), the fully trained sales force has increased from 5 to 10 at December 31, 2007 and 2008, respectively.

Annualized license fees (ALFs) have continued to grow to $3.85 million at December 31, 2008 from $2.06 million at December 31, 2007.  ALFs is a forward-looking measure, being defined as the total fees required to be paid to Diligent for the next twelve months under all of its service contracts in effect at a particular point in time, assuming that the contracts will remain in full force and effect and are fully paid without setoff or discount throughout the twelve month period.  ALFs are thus different from operating revenues, but nevertheless derived from the same set of assumptions.  ALFs are a key benchmark used by management to evaluate the business.

The cumulative number of licenses increased 135% (to 174 at December 31, 2008 from 74 at December 31, 2007).

Cost of Revenues and Operating Expenses

Cost of Revenues

Cost of revenues were $1.9 million and $1.3 million for the years ended December 31, 2008 and 2007, respectively, an increase of 48%.  Over $0.5 million of this increase is due to the increase in staffing costs for account management, customer support and IT services.  The remaining increase is for non-employee IT-related costs for our hosting activities.

DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2008

Selling and Marketing Expenses

Selling and marketing expenses were $6.2 million and $2.1 million for the years ended December 31, 2008 and 2007, respectively, an increase of $4.1 million.  Subsequent to our initial public offering at the end of 2007, we significantly increased our sales and marketing efforts.  This resulted in an increase in our sales force, which peaked to 23 at September 30, 2008, from 17 at December 31, 2007 and 4 at September 30, 2007.  Our sales force was subsequently reduced to 10 at December 31, 2008, all of whom are fully trained.  Salaries, benefits and commissions for our sales force accounted for approximately $2.5 million of the increase in selling and marketing expenses.  We incurred an additional $0.6 million in marketing expenses, and $0.4 million in travel, training and sales office expense for our increased sales force.  Additionally, our worldwide marketing strategy resulted in an additional $1.0 million in foreign selling and marketing expenses.  This was offset by a decrease of approximately $0.5 million in outside contractor expenses, as we built our internal sales and marketing teams.

General and Administrative Expenses

General and administrative expenses were $5.4 million in 2008 compared to $4.4 million in 2007.  General and administrative expenses in 2008 and 2007 include $0.9 million and $1.8 million, respectively, of share-based compensation expense relating to stock awards made to employees and non-employees under the Company’s 2007 Stock Option and Incentive Plan.

General and administrative expenses, excluding share-based compensation, were $4.5 million and $2.6 million for the years ended December 31, 2008 and 2007, respectively.  This represents an increase of $1.9 million which is due primarily to the increased compliance costs associated with becoming a publicly-traded company at the end of 2007, and included approximately $1.4 million in legal and accounting services, director fees, and travel costs.  Additionally, the increase in our staffing levels has resulted in increased costs, for office rentals and related overhead, of over $0.3 million.

Research and Development Expenses

Research and development expenses were approximately $1.0 million in 2008 compared to $1.3 million in 2007, a decrease of 24%.  This decrease represents a leveling off of research and development expenses after the achievement of certain key product enhancements.

Depreciation and Amortization

Depreciation and amortization increased almost $0.2 million, to approximately $0.3 million from $0.1 million for the years ended December 31, 2008 and 2007, respectively.  This is attributable to the increase in property and equipment of $0.9 million, consisting principally of computer software, computer equipment and leasehold improvements.

Impairment Loss on Note Receivable

The Company recorded a $5.8 million valuation allowance and a corresponding charge to impairment loss in order to write down a note receivable from LLC to its estimated net realizable value at December 31, 2008.  The net realizable value was determined to be the fair value of the underlying collateral securing the note of 25 million shares of the Company’s stock.  In the absence of an active market for the Company’s stock, or other observable inputs for similar instruments, the Company based its valuation principally on the value of the recent issue of preferred stock, adjusted using an assumed discount rate of 20%, which is management’s estimate based on the value of the preferred features of the Series A Preferred Stock.  In addition, management assumed that the LLC and/or its members would sell a portion of the underlying collateral to meet their quarterly interest payments, thereby reducing the amount of collateral expected to be available when the Note matures in 2010.  These are considered unobservable inputs falling within the definition of Level 3 inputs pursuant to US Statement of Financial Accounting Standards (“SFAS”) 157, Fair Value Measurements.

Interest Income (Expense), net

Net interest income of $0.6 million for the year ended December 31, 2008 includes $0.3 million of interest income on the Note Receivable from our affiliate, as well as interest on the Company’s cash and cash equivalents and term deposits which were interest-bearing.  Prior to the formation of the successor Company and its initial public offering in December 2007, the Predecessor financed its operations primarily through short and long-term borrowings.  Accordingly, the interest expense of $0.4 million during the year ended December 31, 2007 is attributable to the cost of these borrowings, offset by relatively insignificant interest income generated after the completion of the initial public offering in mid-December 2007.

DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2008

Foreign Exchange Loss

Our functional currency is the U.S. dollar.  As a worldwide company, certain of our revenues and expenses are denominated in foreign currencies, which are recorded at the approximate rates of exchange in effect at the transaction dates.  Assets and liabilities resulting from these transactions are translated at the exchange rates in effect at the balance sheet dates, with differences recorded as foreign exchange gains or losses in the statements of operations.  Additionally, during 2008, the parent Company maintained significant cash balances in foreign currencies, primarily in New Zealand Dollars (“NZD”) and, to a lesser extent, Great Britain Pounds (“GBP”).  The foreign exchange loss of $0.6 million is a result of unfavorable movements in the rates of exchange between the US dollar and NZD and between the US dollar and GBP.

Liquidity and Capital Resources

As of December 31, 2008, our principal sources of liquidity were cash and cash equivalents and term deposits totaling approximately $1.3 million, and accounts receivable of approximately $0.4 million.  The primary source of our liquidity for the past year has come from the proceeds of our New Zealand public offering completed in December 2007.

Historically, we have financed our operations through operating revenues, short-term borrowings and secured and unsecured indebtedness from related and third parties.  Since our initial public offering on the New Zealand Stock Exchange in December 2007, which raised $16.4 million (net) from the issuance of 24 million shares of common stock, all pre-offering debt with the exception of certain leases, has either been repaid or converted into our equity.  Additionally, we used our cash to build our sales pipeline and customer base and to build a scalable infrastructure.

Despite growth in net sales, our growth rate lagged behind the projections we had set for the Company, which was exacerbated by the global financial crisis.  Amid liquidity concerns, we initiated plans to scale back our growth plans in order to reduce our operating expenses.  During the fourth quarter of 2008, we significantly reduced our sales force, reduced salaries for some of our more highly compensated employees and reduced the number of members of the board of directors.  The cost cutting continues into 2009, as we consolidate our New York and New Jersey offices and look for further opportunities to reduce overhead.  We also actively sought additional sources of financing.

On March 11, 2009, the Company secured $3 million of financing from Spring Street Partners, L.P. and Carroll Capital Holdings, LLC, who collectively purchased 30 million shares of newly-created Series A Preferred Stock for $0.10 per share.  At the current level of reduced expenses, coupled with conservative sales growth forecasts, management believes this funding will be sufficient to support sales growth and achieve cash flow breakeven by approximately the third quarter of 2010.

The Company continues to consider and evaluate strategic growth opportunities that could result in additional capital requirements and are not currently within the budget.  Our current operating expenses and expected capital expenditures are fixed, predictable and adequate to support our budgeted growth.  We anticipate our professional fees for the year ended December 31, 2009, including fees associated with reporting obligation compliance, and general administrative costs to be consistent with those incurred for the year ended December 31, 2008.  The primary uncertainty concerning our capital needs pertains to our ability to achieve the expected sales growth in a timely manner such that recurring revenues exceed operating expenditures prior to the depletion of capital.

	Successor		Predecessor	Combined
	Year ended December 31, 2008	Three Months ended December 31, 2007	Nine Months ended September 30, 2007	Year ended December 31, 2007

Cash flows provided by (used in):
Operating activities	$(11,298,122)	$(1,303,496)	$(4,007,712)	$(5,311,208)
Investing activities	(782,891)	(277,117)	(8,958)	(286,075)
Financing activities	(308,675)	15,255,693	4,126,317	19,382,010

DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2008

Net Cash Flows from Operating Activities

Cash used in operations has continued to increase as our net losses have increased.  As noted previously, the higher losses are due to significantly higher costs incurred in the areas of selling and marketing, and general and administrative, particularly for compliance costs subsequent to the initial public offering.  Additionally, at December 31, 2008 we had higher balances in accounts receivable and prepaid expenses, and additional amounts held as security deposits on leases.

Net Cash Flows from Investing Activities

The increase in cash used in investing activities in 2008 is primarily due to the Company’s increased investment in property and equipment subsequent to our initial public offering.  The $0.9 million of property and equipment acquired during the year ended December 31, 2008, consists principally of computer software, computer equipment and leasehold improvements.

Net Cash Flows from Financing Activities

Prior to our initial public offering in December 2007, we raised financing principally through loans from members and affiliates, and to a lesser degree from short and long-term borrowings from third parties.  The $15.3 million in cash provided by financing activities in the three months ended December 31, 2007 consists of $16.4 million raised in the initial public offering (net of listing costs) and $2.5 million from a loan by a director of the Company, which was converted to equity prior to December 31, 2007.  Offsetting these sources of cash was $3.7 million which was loaned to the Predecessor under a Promissory Note and Security Agreement to discharge certain debts of the Predecessor.  During the year ended 2008, financing activities consisted of an additional $0.1 million advanced to the Predecessor under the Promissory Note and Security Agreement, as well as repayments of payable to affiliates and obligations under capital leases.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, results of operations, liquidity, capital expenditures or capital resources that is material to stockholders.

DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2008

DIRECTOR PROFILES

Alessandro Sodi
Executive Director, Chief Executive Officer and President, USA

Alex Sodi served as Executive Vice President of Manhattan Creative Partners, LLC (MCP) from 1998 until 2003. In 2003, MCP was renamed Diligent Board Member Services, LLC at which time he was appointed President. This enabled him to focus entirely on Diligent Boardbooks. From 2001 to 2003 he led the development of Diligent Boardbooks and was responsible for building and maintaining the pivotal relationship with the board of directors of SunAmerica Funds—Diligent’s foundation client.

Rick Bettle
Independent Director and Chairman, New Zealand

Rick Bettle is a professional director and an Accredited Fellow and Immediate Past President of the New Zealand Institute of Directors. He is also a Graduate Fellow of the Australian Institute of Company Directors. He is currently Chairman of the Civil Aviation Authority of New Zealand and ATTTO Ltd, and a Director of Southport Ltd, Goodman NZ.and Revera Ltd. He previously chaired numerous organizations, including the New Zealand Totalisator Agency Board for over eight years.

Peter Huljich
Independent Director, New Zealand

Peter Huljich is Managing Director and Chief Investment Officer of Huljich Wealth Management. He has over ten years of investment experience since joining the privately held Huljich Group which was created from the sale of Best Corporation to Danone Group in 1995. He also has an extensive background in the securities industry, predominantly focused on the procurement of investments within Australia, Europe and the Americas. His full understanding of financial markets provides a valuable contribution to the Diligent Board.

Sharon Daniels
Executive Director and CMO, USA

Sharon Daniels is a founder of Diligent Board Member Services, LLC and has been responsible for creating and maintaining the Diligent global brand and its market position. She has had over 20 years experience in branding and strategic business development. She has also had extensive international experience with technology and financial service companies and has consulted to global giants such as AIG, ConAgra and Flextronics. Prior to joining Diligent, Sharon Daniels was a Vice President at PaperDirect, Inc.

Mark Russell
Independent Director, New Zealand

Mark Russell is a senior commercial partner of the New Zealand law firm Buddle Findlay, acting for a wide range of public and private companies and has extensive experience in corporate finance and structuring, and banking and insolvency.  He acts for a number of companies listed on NZX and NZAX, with particular emphasis on Listing Rules, compliance advice, initial listing and IPOs. He gives banking and securities advice to New Zealand and overseas banks and overseas law firms, and he also provides advice to trustee companies.

DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2008

FINANCIAL STATEMENTS (audited)
These financial Statements are prepared in accordance with US GAAP.
All amounts in US$ unless otherwise noted

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$1,265,347	$13,675,080
Term deposit	58,150	76,780
Accounts receivable, net	390,180	266,976
Prepaid expenses and other current assets	222,617	87,352
Total current assets	1,936,294	14,106,188

Property and equipment, net	1,116,007	504,500
Note receivable from affiliate, net of valuation allowance	1,361,791	6,715,232
Restricted cash - security deposits	246,685	43,741

Total assets	$4,660,777	$21,369,661

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$256,319	$447,532
Accrued expenses and other liabilities	218,541	83,703
Deferred revenue	601,408	226,678
Current portion of obligations under capital leases	114,308	105,355
Payables to affiliates	49,578	152,897
Total current liabilities	1,240,154	1,016,165

Non-current liabilities:
Obligations under capital leases, less current portion	50,816	165,125
Total non-current liabilities	50,816	165,125

Total liabilities	1,290,970	1,181,290

Commitments and contingencies

Stockholders' equity:
Preferred Stock, $.001 par value
50,000,000 shares authorized, none issued	-	-
Common Stock, $.001 par value, 200,000,000 shares
authorized, 90,440,000 and 104,000,000
shares issued and outstanding	90,440	104,000
Additional paid-in capital	24,618,070	23,754,427
Accumulated deficit	(21,318,658)	(3,670,056)
Accumulated other comprehensive loss	(20,045)	-
Total stockholders' equity	3,369,807	20,188,371
Total liabilities and stockholders' equity	$4,660,777	$21,369,661

See accompanying notes to consolidated financial statements

Signed for and on behalf of the Board as at 17 March 2009.

DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2008

FINANCIAL STATEMENTS (audited)
These financial Statements are prepared in accordance with US GAAP.
All amounts in US$ unless otherwise noted

CONSOLIDATED STATEMENTS OF OPERATIONS

	Successor		Predecessor
	Year	Three months	Nine months
	ended	ended	ended
	December 31,	December 31,	September 30,
	2008	2007	2007
Revenues	$2,930,702	$515,103	$1,210,070
Cost of revenues	1,878,027	324,029	945,910
Gross profit	1,052,675	191,074	264,160

Operating expenses:
Selling and marketing expenses	6,216,087	987,043	1,118,526
General and administrative expenses	5,418,747	2,489,147	1,895,229
Research and development expenses	955,385	334,039	918,782
Depreciation and amortization	278,295	25,411	54,800
Total operating expenses	12,868,514	3,835,640	3,987,337

Operating loss	(11,815,839)	(3,644,566)	(3,723,177)

Other income (expenses):
Impairment loss on note receivable from affiliate	(5,800,000)	-	-
Interest income (expense), net	601,280	39,959	(418,804)
Foreign exchange transaction loss	(601,245)	(65,449)	(4,372)
Total other income (expenses)	(5,799,965)	(25,490)	(423,176)

Loss before provision for income taxes	(17,615,804)	(3,670,056)	(4,146,353)

Provision for income taxes	32,798	-	-

Net loss	$(17,648,602)	$(3,670,056)	$(4,146,353)

Net loss per share (basic and diluted)	$(0.17)	$(0.05)	$(0.06)
Weighted average shares outstanding (basic and diluted)	102,397,907	75,583,402	68,484,611

See accompanying notes to consolidated financial statements

DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2008

FINANCIAL STATEMENTS (audited)
These financial Statements are prepared in accordance with US GAAP.
All amounts in US$ unless otherwise noted.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’/MEMBERS’ EQUITY (DEFICIT)
AND COMPREHENSIVE LOSS

			Predecessor
						Accumulated	Total
		Common	Additional			Other	Stockholders'/
	Common	Stock	Paid-in-	Members'	Accumulated	Comprehensive	Members'
	Shares	$.001 Par Value	Capital	Capital	Deficit	Income (Loss)	Equity/(Deficit)
Balance at
December 31, 2006	-	$-	$-	$(1,094,436)	$-	$-	$(1,094,436)
Net loss and comprehensive loss	-	-	-	(4,146,353)	-	-	(4,146,353)
Balance at
September 30, 2007	-	$-	$-	$(5,240,789)	$-	$-	$(5,240,789)

			Successor

Balance at September 30, 2007	-	$-	$-	$-	$-	$-	$-
Net loss and comprehensive loss	-	-	-	-	(3,670,056)	-	(3,670,056)
Initial capital contribution	68,484,611	68,485	52,411,272	-	-	-	52,479,757
Deemed dividend, in excess of Predecessor basis	-	-	(52,411,272)	-	-	-	(52,411,272)
Initial public offering, net at NZD1.00 (US$0.7663) per share	24,000,000	24,000	16,347,180	-	-	-	16,371,180
Conversion of debt to equity, at US$0.75 per share	7,515,389	7,515	5,629,028	-	-	-	5,636,543
Share-based compensation	4,000,000	4,000	1,778,219	-	-	-	1,782,219
Balance at
December 31, 2007	104,000,000	104,000	23,754,427	-	(3,670,056)	-	20,188,371
Net loss	-	-	-	-	(17,648,602)	-
Foreign exchange translation adjustment	-	-	-	-	-	(20,045)
Total comprehensive loss	-	-	-	-	-	-	(17,668,647)
Write off related party receivable	-	-	(70,700)	-	-	-	(70,700)
Share-based compensation, net of forfeitures	440,000	440	920,343	-	-	-	920,783
Cancellation of shares	(14,000,000)	(14,000)	14,000	-	-	-	-
Balance at
December 31, 2008	90,440,000	$90,440	$24,618,070	$-	$(21,318,658)	$(20,045)	$3,369,807

See accompanying notes to consolidated financial statements

DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2008

FINANCIAL STATEMENTS (audited)
These financial Statements are prepared in accordance with US GAAP.
All amounts in US$ unless otherwise noted

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Successor		Predecessor
	Year	Three months	Nine months
	ended	ended	ended
	December 31,	December 31,	September 30,
	2008	2007	2007
Cash flows from operating activities:
Net loss	$(17,648,602)	$(3,670,056)	$(4,146,353)
Adjustments to reconcile net loss to cash used in operating activities:
Impairment loss on note receivable from affiliate	5,800,000	-	-
Depreciation and amortization	278,295	25,411	54,800
Allowance for doubtful accounts	7,125	-	-
Share-based compensation	920,783	1,782,219	-
Accrued interest receivable	(346,559)	(25,219)	-
Other non-cash charges	-	-	8,915
Changes in operating assets and liabilities:
Accounts receivable	(105,520)	(96,871)	(100,710)
Prepaid expenses and other current assets	(110,965)	143,482	(235,503)
Restricted cash - security deposits	(202,944)	8,877	(27,618)
Accounts payable and accrued expenses	(264,465)	531,238	351,018
Deferred revenue	374,730	(2,577)	87,739
Net cash used in operating activities	(11,298,122)	(1,303,496)	(4,007,712)
Cash flows from investing activities:
Redemption/(purchase) of term deposit, net	18,630	(76,780)	-
Cash acquired in acquisition, net of purchase price	83,593	-	-
Purchase of property and equipment	(885,114)	(200,337)	(8,958)
Net cash used in investing activities	(782,891)	(277,117)	(8,958)
Cash flows from financing activities:
Cash paid for note receivable from affiliate	(100,000)	(3,699,290)	-
Repayments of short-term borrowings, net	-	-	(26,059)
Proceeds from long-term debt, net	-	-	180,541
(Repayments)/proceeds from due to affiliates	(103,319)	152,897	3,938,141
Cash proceeds from loan, converted to equity	-	2,457,555	-
Proceeds from common stock issuance, net	-	16,371,180	-
Payments of obligations under capital leases	(105,356)	(26,649)	33,694
Net cash (used in) provided by financing activities	(308,675)	15,255,693	4,126,317
Effect of exchange rates on cash and cash equivalents	(20,045)	-	-
Net (decrease) increase in cash and cash equivalents	(12,409,733)	13,675,080	109,647
Cash and cash equivalents at beginning of period	13,675,080	-	8,506
Cash and cash equivalents at end of period	$1,265,347	$13,675,080	$118,153

See accompanying notes to consolidated financial statements

DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2008

FINANCIAL STATEMENTS (audited)
These financial Statements are prepared in accordance with US GAAP.
All amounts in US$ unless otherwise noted

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

	Successor		Predecessor
	Year	Three months	Nine months
	ended	ended	ended
	December 31,	December 31,	September 30,
	2008	2007	2007
Supplemental disclosure of cash flow information:
Cash paid during the period for :
Interest	$38,356	$10,010	$355,583
Income taxes	$24,750	$-	$-
Supplemental disclosure of noncash investing and financing activities:
Net book value of assets and liabilities received in exchange for common stock, net of demand note payable	$-	$68,485	$-
Increase in note receivable from affiliate in exchange for liabilities assumed	$-	$3,178,988	$-
Conversion of debt to equity	$-	$5,636,543	$-
Share-based compensation	$920,783	$1,782,219	$-
Property and equipment acquired under capital leases	$-	$99,313	$88,317
Conversion of interest to loan principal	$346,559	$25,219	$-
Transfer of net assets from entity under common control	$-	$-	$745,345
Cashless repayment of loans by officers from bonus awards	$126,767	$-	$-
Write off of related party receivable charged to equity	$70,700	$-	$-

See accompanying notes to consolidated financial statements

DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2008

FINANCIAL STATEMENTS (audited)
These financial Statements are prepared in accordance with US GAAP.
All amounts in US$ unless otherwise noted

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1)	Organization and nature of the business

Diligent Board Member Services, Inc. (“Diligent” or the “Company” or the “Successor”) provides worldwide online management of corporate governance documents (“Boardbooks”) to corporate clients.  Boardbooks is a web-based portal that directors and administrative staff use to compile, update and examine board materials prior to and during board meetings.  Each client of the Company enters into a service agreement whereby the Company agrees to provide and support the Boardbooks service.

The Company was incorporated in the State of Delaware on September 27, 2007 and is listed on the New Zealand Stock Exchange (“NZX”).  The Company’s corporate headquarters are located in New York and New Zealand.  In April 2008, the Company filed a Form 10 registration statement with the United States Securities and Exchange Commission, which became effective on June 30, 2008.

The Company’s predecessor entity was Diligent Board Member Services, LLC, a Delaware limited liability company, which changed its name to Services Share Holding, LLC, effective January 2008 (herein referred to as “LLC” or the “Predecessor”).

On October 1, 2007, LLC contributed its Boardbooks business to the Company. Under the terms of the Contribution Agreement, LLC transferred to the Company assets and certain liabilities related to the Boardbooks business with a net book value of $256,750 in exchange for 68,484,611 shares of the Company’s stock (See Note 4).  This transaction was recorded at the net book value of LLC as the Company and LLC were entities under common control.  On December 12, 2007 the Company completed its initial public offering on the NZX.

The Company has a wholly-owned subsidiary located in New Zealand, Diligent Board Member Services (NZ) Ltd (“DBMS NZ”), which was acquired on January 1, 2008.  Prior to January 1, 2008, DBMS NZ was owned by a stockholder and officer of the Company.  DBMS NZ provides research and development services to the Company.

The Company also has a wholly-owned subsidiary, Diligent Boardbooks Limited (“DBL”), an England and Wales limited liability company which was formed on December 14, 2006, and provides European sales and marketing services.  DBL was inactive until April 2008.

The Company’s consolidated financial statements are presented in US dollars, rounded to the nearest dollar, which is the Company’s functional and presentational currency.

2)	Liquidity

Despite growth in net sales during 2008, the Company’s growth rate lagged behind its projections.  Amid liquidity concerns, the Company initiated plans to scale back its growth plans in order to reduce operating expenses.  During the fourth quarter of 2008, the Company significantly reduced its sales force, reduced salaries for some of its more highly compensated employees and reduced the number of members of the board of directors.  The Company also actively sought additional sources of financing.

In March 2009, the Company issued 30,000,000 shares of newly-created Series A Preferred Stock for US$0.10 per share, for an aggregate of $3,000,000 in additional capital.  Expenses relating to the share issuance were approximately $150,000.  The Preferred Shares carry a fixed, cumulative, dividend of 11% per annum (adjusted for stock splits, consolidation, etc).  The dividend, which is due on the first business day of each calendar year for the prior year, may (at the Company’s option) be paid either in cash or in kind by the issuance of additional Preferred Shares (PIK Shares), to be issued at the same issue price of US$0.10 per share.  The 11% annual dividend on the Preferred Shares will have preference over the declaration or payment of any dividends on the Company’s common stock (ordinary shares).  In addition to the 11% preferred dividend, the holders of the Preferred Shares will also be entitled to participate pro-rata in any dividend paid on the Company’s common stock.  The Preferred Shares will be convertible at any time at the option of holders into the Company’s common stock on a one-for-one basis at a conversion price of US$0.10 per share.

DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2008

At the current level of reduced expenses, coupled with conservative sales growth forecasts, management believes this funding will be sufficient to support the operations and obligations of the Company through the third quarter of 2010.  The primary uncertainty concerning the Company’s capital needs pertains to its ability to achieve the expected sales growth in a timely manner such that recurring revenues exceed operating expenditures prior to the depletion of capital.

3)	Significant accounting policies

Basis of presentation – The Company's consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America.  The results of operations, cash flows and changes in stockholders’/members’ equity for 2007 are presented for the Predecessor through September 30, 2007 and for the Company for the period from October 1, 2007 (the net asset contribution date (see Note 4)) through December 31, 2007.

Principles of consolidation – The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries.  All material intercompany balances and transactions have been eliminated in consolidation.

Use of estimates – The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents – The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.  The Company invests its excess cash primarily in a money market fund of a major financial institution.  Accordingly, its cash equivalents are subject to minimal credit and market risk.  At December 31, 2008, cash equivalents include an investment in a money market fund of $675,575, which is carried at cost which approximates fair value.  There were no cash equivalents at December 31, 2007.

Term deposits – Term deposits are short-term investments with banks, with maturities greater than three months at inception.

Accounts receivable – Accounts receivable are recorded at estimated net realizable value.  A provision for doubtful accounts is recorded based on management’s assessment of amounts considered uncollectable for specific customers based on age of the receivable, history of payments and other relevant information.  An allowance for doubtful accounts is provided for accounts receivable which management determines will not be collectable in full.

Property and equipment – Property and equipment consists of computer and office equipment, leasehold improvements and internal-use computer software.  Property and equipment are carried at cost, less accumulated depreciation and amortization and any impairment losses.

Internal-use software – The Company accounts for internal-use software in accordance with Statement of Position (SOP) 98-1, Accounting for the Costs of Computer Software Developed for or Obtained for Internal Use, which requires the capitalization of certain costs incurred in connection with developing or obtaining software for internal use.  Internal use software is included in property and equipment.

Depreciation and amortization – Depreciation on property and equipment is computed on a straight line basis at rates adequate to recover the cost of the assets over their estimated useful lives, which range from three to five years.  Leasehold improvements are depreciated over estimated useful lives of the assets or the term of the underlying lease, whichever is shorter.  Amortization of computer software is computed on the straight-line method over its estimated useful life, which is three years.  Expenditures for repair and maintenance costs are expensed as incurred.

Impairment of long-lived assets – In accordance with Statement of Financial Accounting Standards (SFAS) 144, Accounting for the Impairment or Disposal of Long-Lived Assets, the Company periodically reviews the carrying amounts of its tangible and intangible assets to determine whether events or changes in circumstances indicate the carrying amount of an asset may not be fully recoverable.  The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset.  Measurement of an impairment loss for long-lived assets and certain identifiable intangible assets that management expects to hold and use is based on the fair value of the asset.  An impairment loss is measured as the amount by which the carrying amount of the long-lived asset exceeds its fair value.

DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2008

Revenue recognition –The Company recognizes revenue in accordance with the provisions of the Securities and Exchange Commission (SEC) Staff Accounting Bulletin (SAB) No. 104, Revenue Recognition which states that revenue is realized and earned when all of the following criteria are met: (a) persuasive evidence of the arrangement exists, (b) delivery has occurred or services have been rendered, (c) the seller’s price to the buyer is fixed and determinable and (d) collectability is reasonably assured.  Revenue from the Boardbooks licenses is recorded ratably over the contract period, which is generally twelve months.  License fees paid in advance are recorded as deferred revenue until recognized.  The Company generally invoices its customers in annual or quarterly installments.  Accordingly, the deferred revenue balance does not represent the total contract value of annual or multi-year, noncancelable subscription agreements.  The Company also earns fees for set-up and training (“installation fees”) of the Boardbooks system.  Through September 30, 2008, installation fees were recognized upon completion of the installation.  Effective October 1, 2008, installation fees are recorded ratably over the contract period. The effect of this change is not material to the Company’s consolidated financial condition, results of operations or cash flows.

Research and development – SFAS 86, Accounting for Costs of Computer Software to be Sold, Leased, or Otherwise Marketed, requires companies to expense software development costs as they incur them until technological feasibility has been established, at which time those costs are capitalized until the product is available for general release to customers.  To date, software has been available for general release concurrent with the establishment of technological feasibility and, accordingly, the Company has not capitalized any development costs.  SFAS 2, Accounting for Research and Development Costs, establishes accounting and reporting standards for research and development.  In accordance with SFAS 2, costs incurred to enhance products after the general release of the service using the product are expensed in the period they are incurred and included in research and development costs in our consolidated statements of operations.

Operating leases – The Company records rental costs, including costs related to fixed rent escalation clauses and rent holidays, on a straight-line basis over the lease term.

Income taxes – The parent Company files U.S. federal and state income tax returns.  Foreign subsidiaries file income tax returns in their respective foreign jurisdictions. The Company accounts for deferred income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

In June 2006, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 48 (FIN 48) Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109. FIN 48 clarifies the criteria that must be met for financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. This Interpretation also addresses recognition and derecognition of related penalties and interest, classification of liabilities and disclosures of unrecognized tax benefits. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company adopted FIN 48 as of October 1, 2007.  The adoption of FIN 48 did not have a material impact on the Company.

Foreign exchange – The Company’s wholly-owned subsidiaries, DBL and DBMS NZ, utilize the British Pound Sterling and the New Zealand Dollar (NZD), respectively, as their functional currencies.  Assets and liabilities of these subsidiaries are translated to US dollars at exchange rates in effect at the balance sheet dates, with the resulting translation adjustments directly recorded to a separate component of accumulated other comprehensive income.  As DBL was dormant prior to April 2008 and DBMS NZ was acquired January 1, 2008 the Company has no translation adjustment prior to 2008.

Transactions in foreign currencies are reported at the approximate rates of exchange at the transaction date.  Assets and liabilities are translated at the rates of exchange in effect at the balance sheet date.  All differences are recorded in results of operations.  The foreign exchange loss is primarily attributable to unfavorable movement in exchange rates on certain of the Company’s cash accounts held in foreign currencies.

The Company does not use forward exchange contracts to hedge exposures to foreign currency denominated transactions.

Share-based compensation – In accordance with SFAS 123(R), Share-Based Payment, the Company measures the cost of employee services received in exchange for an equity-based award using the fair value of the award on the date of the grant, and recognizes the cost over the period that the award recipient is required to provide services to the Company in exchange for the award.

The Company measures the cost of non-employee services received in exchange for an equity-based award using the fair value method prescribed by EITF 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.  Compensation cost for awards granted to non-employees is measured based on the fair value of the award at the measurement date, which is the date performance is satisfied or services are rendered by the non-employee.  Compensation costs are amortized over the underlying awards’ vesting terms.

DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2008

Fair value of financial instruments – The Company’s financial instruments include cash and cash equivalents, term deposits, accounts receivable, accounts payable and accrued expenses.  The fair value of these financial instruments approximates book value due to their short term settlements.

Note receivable from affiliate – The note receivable from affiliate is recorded at estimated net realizable value, adjusted for any valuation allowance for amounts considered uncollectable.  The valuation allowance is reviewed for adjustment quarterly.

Segment reporting – SFAS No. 131, Disclosure about Segments of an Enterprise and Related Information, establishes standards for reporting information about operating segments in annual financial statements and in interim financial reports issued to stockholders. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated on a regular basis by the chief operating decision-maker, or decision making group, in deciding how to allocate resources to an individual segment and in assessing performance of the segment. In light of the Company’s current product offering, management believes that the Company operates in one segment.

Recent accounting pronouncements – In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements.  This standard defines fair value, establishes a framework for measuring fair value and expands disclosure about fair value measurements.  SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years.  The adoption of this statement did not have a material impact on the Company’s consolidated financial statements.

In February 2008, the FASB issued Staff Position No. 157-2 (FSP 157-2), which delays the effective date of SFAS 157 to fiscal years beginning after November 15, 2008 for nonfinancial assets and nonfinancial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). The delay is intended to allow the FASB and constituents additional time to consider the effect of various implementation issues that have arisen, or that may arise, from the application of SFAS 157. The Company does not expect the adoption of FSP 157-2 to have a material impact on its consolidated financial statements.

In October 2008, the FASB issued FSP No. 157-3, Determining the Fair Value of a Financial Asset When the Market for That Asset is Not Active. FSP 157-3 clarifies the application of SFAS 157 in a market that is not active and provides an example of key considerations in determining the fair value of a financial asset when the market for that asset is not active. FSP 157-3 was effective on October 10, 2008, including prior periods for which financial statements have not been issued. Revisions resulting from a change in the valuation technique or its application should be accounted for as a change in accounting estimate following the guidance in SFAS 154, Accounting Changes and Error Corrections. The Company adopted FSP 157-3 on October 10, 2008, and it did not have a material effect on its consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities - including an amendment of FASB Statement No. 115, which permits entities to choose to measure many financial instruments and certain other items at fair value.  SFAS 159 is effective for fiscal years beginning after November 15, 2007.  The adoption of this statement did not have a material impact on the Company’s consolidated financial statements.

In June 2007, the FASB ratified EITF Issue No. 07-3, Accounting for Nonrefundable Advance Payments for Goods or Services Received for Use in Future Research and Development Activities, which is effective for fiscal years beginning after December 15, 2007, and interim periods within those fiscal years. The EITF reached a conclusion that nonrefundable advance payments for goods or services that will be used or rendered for future research and development activities pursuant to an executory contractual arrangement should be deferred and capitalized. Such amounts should be recognized as an expense as the goods are delivered or the related services are performed. Entities should continue to evaluate whether they expect the goods to be delivered or services to be rendered. If an entity does not expect the goods to be delivered or services to be rendered, the capitalized advance payment should be charged to expense. The adoption of EITF 07-3 did not have a material impact on the Company’s consolidated financial statements.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements, an Amendment of ARB No. 51.  This Statement changes the accounting for and reporting of noncontrolling interests (formerly known as minority interests) in consolidated financial statements. This statement is effective for financial statements issued for fiscal years beginning on or after December 15, 2008.  The Company does not believe the adoption of this statement will have a material impact on its consolidated financial statements.

DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2008

In December 2007, the FASB ratified EITF Issue No. 07-1, Accounting for Collaborative Arrangements, which is effective for fiscal years beginning after December 15, 2008.   EITF 07-1 defines collaborative arrangements and establishes reporting requirements for transactions between participants in a collaborative arrangement and between participants in the arrangement and third parties.  EITF 07-1 also establishes the appropriate income statement presentation and classification for joint operating activities and payments between participants, as well as the sufficiency of the disclosures related to these arrangements. The Company does not believe the adoption of EITF 07-1 will have a material impact on its consolidated financial statements.

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations.  SFAS No. 141(R) retains the underlying concepts of SFAS No. 141 in that all business combinations are still required to be accounted for at fair value under the acquisition method of accounting, but SFAS No. 141(R) changed the method of applying the acquisition method in a number of significant aspects. Acquisition costs will generally be expensed as incurred; noncontrolling interests will be valued at fair value at the acquisition date; in-process research and development will be recorded at fair value as an indefinite-lived intangible asset at the acquisition date; restructuring costs associated with a business combination will generally be expensed subsequent to the acquisition date; and changes in deferred tax asset valuation allowances and income tax uncertainties after the acquisition date generally will affect income tax expense. This statement does not apply to a combination between entities or businesses under common control.  SFAS No. 141(R) is effective on a prospective basis for all business combinations for which the acquisition date is on or after the beginning of the first annual period subsequent to December 15, 2008.  Early adoption is not permitted.

In April 2008, the FASB issued FASB Staff Position (FSP) No. 142-3, Determination of the Useful Life of Intangible Assets. The final FSP amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS 142, Goodwill and Other Intangible Assets. The FSP is intended to improve the consistency between the useful life of an intangible asset determined under SFAS 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS 141(R) and other US generally accepted accounting principles. The FSP is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. The Company does not believe the adoption of FSP 142-3 will have a material impact on its consolidated financial statements.

In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles. SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles in the United States. It is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles. The Company does not believe the adoption of SFAS 162 will have a material impact on its consolidated financial statements.

In June 2008, the FASB issued FSP EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities (“EITF 03-6-1”). EITF 03-6-1 defines participating securities as those that are expected to vest and are entitled to receive nonforfeitable dividends or dividend equivalents. Unvested share-based payment awards that have a right to receive dividends on common stock (restricted stock) will be considered participating securities and included in earnings per share using the two-class method. The two-class method requires net income to be reduced for dividends declared and paid in the period on such shares. Remaining net income is then allocated to each class of stock (proportionately based on unrestricted and restricted shares which pay dividends) for calculation of basic earnings per share. Diluted earnings per share would then be calculated based on basic shares outstanding plus any additional potentially dilutive shares, such as options and restricted stock that do not pay dividends or are not expected to vest. This FSP is effective in the first quarter 2009. The Company does not believe the adoption of EITF 03-6-1 will have a material impact on its consolidated financial statements.

In June 2008, the FASB issued EITF 07-5, Determining whether an Instrument (or Embedded Feature) is indexed to an Entity's Own Stock (“EITF 07-5”). EITF No. 07-5 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Early application is not permitted. Paragraph 11(a) of SFAS No. 133 - specifies that a contract that would otherwise meet the definition of a derivative but is both (a) indexed to the Company's own stock and (b) classified in stockholders' equity in the statement of financial position would not be considered a derivative financial instrument. EITF 07-5 provides a new two-step model to be applied in determining whether a financial instrument or an embedded feature is indexed to an issuer's own stock and thus able to qualify for the SFAS No. 133 paragraph 11(a) scope exception. The Company does not believe that the adoption of EITF 07-5 will have a material impact on its consolidated financial statements.

DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2008

4)	Contribution Agreement

On October 1, 2007 the Company entered into a Contribution Agreement with LLC whereby LLC transferred to the Company assets and certain liabilities related to the Boardbooks business including its accounts receivable, prepaid expenses, property and equipment, security deposits, capital lease obligations and deferred revenue, in exchange for 68,484,611 shares of the Company’s common stock.

A listing of net assets transferred follows:

Assets transferred
Accounts receivable	$170,105
Prepaid expenses (listing costs)	230,834
Property and equipment, net	230,262
Intangible property	-
Security deposits	52,618
Total assets	683,819

Liabilities assumed
Obligations under capital leases	197,814
Deferred revenue	229,255
Total liabilities	427,069

Net assets transferred	$256,750

The assets and liabilities were recorded by the Company at LLC’s carrying values.  In exchange for the excess of assets contributed over liabilities assumed of $256,750, LLC received 68,484,611 shares of common stock in the Company, recorded at $68,485, and was issued a demand note from the Company in the amount of $188,265.  The demand note was subsequently netted against the Note Receivable from LLC (See Note 9).

As part of the Contribution Agreement, LLC also transferred all intangible property (except goodwill), customer contracts, and all shares in LLC's dormant wholly owned subsidiary, DBL, to the Company.  The accounts receivable transferred included a receivable from a related party which was written off during the year ended December 31, 2008 as an adjustment to equity (See Note 7).

DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2008

5)	Acquisition of DBMS NZ

On January 1, 2008, the Company acquired all the outstanding shares of DBMS NZ, for NZD 5,000 (US$3,804).  Prior to the acquisition, DBMS NZ provided research and development services for the Company (See Note 10).  The purchase price was allocated to the assets and liabilities as follows:

Assets
Cash	$87,397
Accounts receivable	24,809
Other current assets	24,300
Property and equipment, net	4,688
141,194
Liabilities
Accounts payable	52,271
Accrued vacation pay	85,119
137,390

Net assets acquired	$3,804

6)	Term deposit

At December 31, 2008, the Company has a term deposit with a New Zealand bank with an original term of 100 days.  The term deposit in the amount of NZD 100,000 ($58,150 at December 31, 2008) bears interest at 6.00% and matures in March 2009.

7)	Accounts receivable

Accounts receivable consists of the following:

	December 31,	December 31,
	2008	2007
Trade receivables	$397,305	$179,276
Allowance for doubtful accounts	(7,125)	-
Receivable from affiliate	-	87,700
	$390,180	$266,976

The Predecessor transferred a customer account receivable from an affiliate to the Company on October 1, 2007 as part of the Contribution Agreement discussed in Note 4.  Two stockholders of the Company are also stockholders of the customer.  During the three months ended December 31, 2007 and the nine months ended September 30, 2007, the Company and the Predecessor recorded revenues from this customer of $17,250 and $105,696, respectively.  No additional services have been provided to this affiliate during 2008.  At December 31, 2008, management determined that the remaining balance of $70,700 was not collectable and wrote it off in full as an adjustment to equity.

DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2008

8)	Property and equipment and obligations under capital leases

Property and equipment is comprised of the following:

	December 31,	December 31,
	2008	2007

Equipment	$960,259	$381,451
Computer software	326,760	148,460
Leasehold improvements	130,553	-
	1,417,572	529,911
Less: accumulated depreciation/amortization	301,565	25,411
Net property and equipment	$1,116,007	$504,500

Obligations under capital leases consist of various financing arrangements entered into by the Company to acquire computer equipment and software. The leases bear interest rates ranging from 6.8% to 33.9% per annum, with monthly payments ranging from $130 to $2,439, and maturities from September 2009 to July 2011.

Each lease is secured by the underlying leased asset. Amortization of assets recorded under capital leases is included in depreciation expense. The equipment relating to capital leases, included in property and equipment on the balance sheet, is as follows:

	December 31,	December 31,
	2008	2007
Capital lease assets included in
property and equipment	$246,679	$246,679
Accumulated depreciation	96,284	16,072
	$150,395	$230,607

	Successor		Predecessor
	Year	Three months	Nine months
	ended	ended	ended
	December 31,	December 31,	September 30,
	2008	2007	2007
Depreciation expense relating
to capital lease assets	$80,212	$16,072	$33,450

The following is a schedule of future minimum lease payments due under capital leases as of December 31, 2008:

Year ending
December 31,
2009	$134,159
2010	50,921
2011	4,606
Total minimum lease payments	189,686
Less interest portion of payments	(24,562)
Present value of minimum lease payments	$165,124

DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2008

9)            Note receivable from affiliate - The note receivable from affiliate represents amounts due from LLC under a Promissory Note and Security Agreement dated October 1, 2007 (the “Note”).  When the Diligent Boardbooks-related assets and certain liabilities were transferred to the Company from LLC on October 1, 2007, certain additional liabilities incurred during the development of the Diligent Boardbooks business remained with LLC.  The Company advanced $3,699,290 in cash to LLC under the Note to enable LLC to satisfy the liabilities it retained.

In addition, $3,178,988 of the liabilities retained by LLC were satisfied by the holders of such liabilities subscribing for shares of Diligent common stock for US$0.75 per share in a private placement conducted on December 10, 2007, in anticipation of the Company’s initial public offering on the New Zealand Stock Exchange (See Note 13).  Under the terms of the subscription agreements, these creditors of LLC directed the Company to apply the cash that would otherwise have been advanced to LLC under the Note and then paid to them to be applied to the amount due under the subscription agreements.  As a result, $3,178,988 was not advanced as cash under the Note and was instead accounted for as a payment for common stock, and this noncash transaction is reflected in the Company’s statements of cash flows as a supplemental disclosure of noncash investing and financing activities.

The loan bears interest at 5% per annum, which is payable in arrears on the first day of each calendar quarter, commencing April 1, 2008.  LLC has elected, under the terms of the Note, to defer each of the first four quarterly interest payments through January 1, 2009, in which case they are added to the principal balance and bear interest from the date the payment was due. The loan matures on September 30, 2010, when the entire principal balance and all accrued interest will be due and payable.  It is secured by 25,000,000 shares of the Company’s stock which have been pledged as collateral by members of LLC.

At December 31, 2008 and 2007, the contractual outstanding loan balance was $7,161,791 (including accrued interest of $371,778) and $6,715,232 (including accrued interest of $25,219), respectively.  In accordance with SFAS 114, Accounting by Creditors for Impairment of a Loan, the Company has evaluated the collectability of the loan and determined that at December 31, 2008 it is probable that the Company will be unable to collect all amounts contractually due under the Note.  This conclusion is principally based on the deterioration in the value of the underlying collateral and the worsening economic environment.

The Company recorded a $5.8 million valuation allowance and a corresponding charge to impairment loss in order to write down the Note to the estimated fair value of the underlying collateral.  In the absence of an active market for the Company’s stock, or other observable inputs for similar instruments, the Company based its valuation principally on the value of the recent issue of preferred stock, adjusted using an assumed discount rate of 20%, which is management’s estimate based on the value of the preferred features of the Series A Preferred Stock.  In addition, management assumed that the LLC and/or its members would sell a portion of the underlying collateral to meet their quarterly interest payments, thereby reducing the amount of collateral expected to be available when the Note matures in 2010.  These are considered unobservable inputs falling within the definition of Level 3 inputs pursuant to SFAS 157, Fair Value Measurements.

10)          Related party transactions

Loans to director and officer – In April 2008, the Company made loans to two officers, one of whom was also a Director, in the amount of NZD 218,000 (US$145,843), which were non-interest bearing.  These loans were made prior to the time that the Company was subject to the requirements of Sarbanes Oxley §402 which prohibits such loans to officers.  These loans were repaid with officers’ bonuses in October 2008 when the Company became aware of the prohibition.

Research and development expense – For the three months ended December 31, 2007 and the nine months ended September 30, 2007 (Predecessor), the Company and the Predecessor incurred approximately $312,000 and $852,000, respectively, in research and development expenses for services rendered by DBMS NZ.

At December 31, 2007, the amount owed to DBMS NZ was approximately $39,000, which is included in payables to affiliates on the consolidated balance sheet.

Marketing expense – During the year ended December 31, 2008, the three months ended December 31, 2007, and the nine months ended September 30, 2007, the Company and the Predecessor incurred marketing expenses of approximately $217,000, $54,000 and $162,000, respectively, for services rendered by Yankee Hill Company, LLC, an entity owned by a stockholder of the Company.  During the nine months ended September 30, 2007 the Predecessor also incurred marketing expenses of approximately $88,000 for services provided by a company owned by a member of Diligent Partners.

Consulting expense – During the nine months ended September 30, 2007, the Predecessor incurred approximately $373,000 for services rendered by a company owned by a member of Diligent Partners, which is included in general and administrative expenses.

DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2008

Consulting agreement with Sugar International – In April 2008, the Board of Directors approved a contract for sales training provided by a consultant from Sugar International.  A director and stockholder of the Company is a director and stockholder of Sugar International.  For the year ended December 31, 2008, the Company recorded sales training expenses of approximately $184,500 for such services, of which $38,500 is included in payables to affiliates at December 31, 2008.

Legal services – A director is a partner of Buddle Findlay, a law firm which provides legal services to the Company in New Zealand.  Fees paid to Buddle Findlay for the year ended December 31, 2008, the three months ended December 31, 2007 and the nine months ended September 30, 2007 were approximately $83,000, $124,000 and 0, respectively.  Payables to affiliates include approximately $11,000 and $71,000 at December 31, 2008 and 2007, respectively, payable to Buddle Findlay.

Rent expense – The Company subleases, on a month-to-month basis, its New Jersey office from Diligent Partners.  The lease for the New Jersey office, which requires a monthly rent of $4,450, expires in June 2010 and may be canceled at any time after June 2008 with six months notice.  In November 2008, the Company gave notice of its intent to terminate the lease for the New Jersey office.  Additionally, the Company and the Predecessor subleased office space in New York City from Diligent Partners through April 2008.  Rent expense paid for the year ended December 31, 2008, the three months ended December 31, 2007, and the nine months ended September 30, 2007 (Predecessor) was approximately $77,000, $31,000, and $79,000, respectively.

11)          Geographic information

The Company’s revenue, by geographic location of the customer, and long-lived assets located outside the United States are as follows:

	Successor		Predecessor
	Year	Three months	Nine months
	ended	ended	ended
	December 31,	December 31,	September 30,
Revenues:	2008	2007	2007
United States	$2,514,790	$488,464	$1,177,900
Foreign	415,912	26,639	32,170
Total	$2,930,702	$515,103	$1,210,070

	December 31,	December 31,
	2008	2007
Long-lived assets outside the United States, net	$278,973	$149,138

DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2008

12)          Net loss and and diluted net loss per share

	Successor		Predecessor
	Year	Three months	Nine months
	ended	ended	ended
	December 31,	December 31,	September 30,
	2008	2007	2007
Net loss	$(17,648,602)	$(3,670,056)	$(4,146,353)
Weighted average shares outstanding	102,397,907	75,583,402	68,484,611

Net loss per share (basic and diluted)	$(0.17)	$(0.05)	$(0.06)

Unvested restricted common stock shares	2,119,000	1,929,000	-

In accordance with SFAS 128, Earnings Per Share, basic net loss per share is computed by dividing the net loss attributable to common stockholders by the weighted average number of common shares outstanding for the period, excluding unvested restricted common shares.  Diluted net loss per share is computed using the weighted average number of common shares outstanding and, when dilutive, unvested restricted common shares.  Because the Company reported a net loss for all periods presented, all potential common shares attributable to unvested restricted stock have been excluded from the computation of the diluted net loss per share because the effect would have been anti-dilutive.  In accordance with SAB 83 and SAB 98, which require that nominal issuances of common stock in connection with an initial public offering be given retroactive treatment, the 68,484,611 shares issued to the members of LLC in connection with the Contribution Agreement, have been treated as outstanding for all periods presented.

13)	Stockholders’ equity

Initial capital contribution - On October 1, 2007 the Company entered into a Contribution Agreement with LLC whereby LLC transferred to the Company certain assets and liabilities related to the Boardbooks business in exchange for 68,484,611 shares of the Company’s common stock (See Note 4).  The assets and liabilities transferred to the Company were recorded at the Predecessor’s net book value.  The Company recorded the issuance of the shares to LLC at the initial public offering price of NZD1.00 (US$0.7663) per share, offset by a deemed dividend measured as the excess of fair value of the shares at the offering price over the Predecessor’s net book value.

Initial public offering, net – Pursuant to the prospectus dated November 8, 2007, the Company made its initial public offering on the NZX and raised NZD 24,000,000 ($16,371,180 net of listing costs totaling $2,020,020), through the issuance of 24,000,000 shares of common stock to investors.  The initial public offering was completed on December 12, 2007.

Conversion of debt to equity - On December 10, 2007, 7,515,389 shares of common stock were issued by the Company to various third party and related party debt holders in exchange for their debt in the amount of $5,636,543, including approximately $3,178,988 of debt assigned to the Company in connection with the Note (See Note 9) and $2,457,555 of debt assumed by the Company subsequent to its formation and in anticipation of the initial public offering.

Share-based compensation - On December 12, 2007, the Company awarded 4,000,000 shares of restricted common stock to selected employees, directors and consultants of the Company and its affiliates.  During 2008, 160,000 of these shares were forfeited.  In October 2008, the Company awarded an additional 600,000 shares of restricted stock to two officers (See Note 14).

Cancellation of shares - Pursuant to the Company's initial public offering, LLC was required to place 14,000,000 of the Company's common shares into escrow through December 31, 2008, at which time these shares would be delivered to the Company for cancellation if certain sales milestones were not met.  The Company did not meet these sales milestones, and accordingly, the 14,000,000 shares have been cancelled.

DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2008

Issuance of preferred stock – On March 11, 2009, the Company issued 30,000,000 shares of newly created Series A preferred stock for US$0.10 per share (see Note 2).

14)          Benefit plans

Stock option and incentive plan - In November 2007, the Company adopted the 2007 Stock Option and Incentive Plan (“the Plan”) authorizing the granting of awards to selected employees, directors and consultants of the Company, and its affiliates in the form of incentive stock options, non-qualified stock options, and stock awards. The Plan is administrated by the Company's Board of Directors. The Company's Board of Directors determines the number of shares, the term, the frequency and date, the type, the exercise periods, any performance criteria pursuant to which awards may be granted and the restrictions and other terms and conditions of each grant of restricted shares in accordance with the terms of the Plan.  The Plan authorizes the issuance of up to 10,000,000 shares of the Company’s common stock.

On November 8, 2007, the Company granted 4,000,000 shares of common stock to selected employees (3,064,000 shares), directors (200,000 shares) and consultants (736,000 shares) of the Company, and its affiliates. Of these shares, 2,071,000 shares were fully vested upon issuance on December 12, 2007, 160,000 shares were forfeited during 2008 and 1,769,000 shares vested on January 1, 2009, based on continued employment through that date. The fair value of the awards to employees was estimated to be NZD0.90(US$0.69) per share, which is the closing price of the Company's stock on December 12, 2007. The fair values of the awards to non-employees were closing prices on various measurement dates.

On October 23, 2008, the Company granted 600,000 shares of restricted stock to two officers in accordance with the terms of their employment agreements, which included 250,000 shares which vested immediately and 350,000 shares which vest at various times between February and May 2009, based on continued employment through those dates.  The estimated fair value of the shares at the award date was measured using the closing price of NZD 0.25 (US$0.14) per share on the date of grant.

During the three months ended December 31, 2007, compensation costs totaling $1,782,219 were recognized, of which, $1,176,541 related to employees, $137,934 to directors, and the remaining $467,744 to consultants. For the year ended December 31, 2008, $920,783 was recognized as share-based compensation expense, net of forfeitures.  Total unrecognized compensation cost related to non-vested restricted stock at December 31, 2008 is $23,099 and is expected to be recognized through May 2009.

A summary of restricted stock activity related to the Company’s employees, directors and consultants follows:

		Weighted Average
	Number of	Grant-Date
	Shares	Fair Value
Nonvested Shares at October 1, 2007	-	$-
Granted	4,000,000	0.69
Vested	(2,071,000)	0.69
Forfeited	-	-
Nonvested Shares at December 31, 2007	1,929,000	0.69
Granted	600,000	0.14
Vested	(250,000)	0.14
Forfeited	(160,000)	0.69
Nonvested Shares at December 31, 2008	2,119,000

Of the nonvested shares at December 31, 2008, 1,769,000 became fully vested on January 1, 2009.

No stock options have been granted under the Plan.

DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2008

401(k) plan – On January 1, 2008 the Company adopted a defined contribution plan in the form of a qualified 401(k) plan (“the 401(k) Plan”), in which substantially all US employees are eligible to participate.  The Company makes no matching contributions under the 401(k) Plan.

15)          Commitments and contingencies

Operating leases – In April 2008, the Company entered into an operating lease agreement for its office space in New York City for seven years, which requires an annual base rent of $210,000, with an escalation clause.  The rental expense for the year ended December 31, 2008 was approximately $189,000.

In February 2008, DBMS NZ renewed an operating lease agreement for office space in Christchurch, New Zealand for 18 months.  The terms of the lease require an annual rent of NZD 84,453 ($49,264 at December 31, 2008).  The rental expense for the year ended December 31, 2008 was NZD 84,233 ($60,032).

The Company or its consolidated subsidiaries have entered into several other property leases requiring annual rentals of approximately $110,000, for terms expiring at various times through July 2012.

The lease agreements require security deposits in the amount of $246,685 at December 31, 2008.

The following is a schedule of future minimum lease payments as of December 31, 2008:

Year ending December 31	2009	$312,780
	2010	261,369
	2011	268,004
	2012	258,088
	2013	241,675
	2014 and thereafter	311,613
		$1,653,529

Employment contracts – In August 2008, the Company entered into employment contracts with two of its officers which provide for one year contracts in the amount of $476,000 in the aggregate.  These employment contracts also provide for grants of stock, subject to certain vesting requirements, which were granted in October 2008 (See Note 14).

Warranties and indemnification – The Company’s service is warranted to perform in a manner materially consistent with its marketing and training materials, specifications and technical information provided to users.  The Company’s arrangements generally include certain provisions for indemnifying customers against liabilities if its products or services infringe a third-party’s intellectual property rights. To date, the Company has not incurred any material costs as a result of such indemnifications and has not accrued any liabilities related to such obligations.

The Company has also agreed to indemnify its directors and officers to the fullest extent allowed under Delaware law for costs associated with any fees, expenses, judgments, fines and settlement amounts incurred by any of these persons in any action or proceeding to which any of those persons is, or is threatened to be, made a party by reason of the person’s services as a director or officer of the Company, or arising as a result of that person serving at the request of the Company as a director, officer, employee or agent of another enterprise.  The Company maintains director and officer insurance coverage that should enable the Company to recover a portion of any future amounts paid.

Litigation – In November 2008, Wakefield Associates law firm sent a letter to the Company's shareholders seeking contributions towards the costs of pursuing a class action lawsuit against the Company, McDouall Stuart (lead organizing broker in the Company's New Zealand IPO) and the Company's Board of Directors.  The letter claims that losses have been suffered by investors due to the failure to disclose former Diligent director Brian Henry's involvement in the 1980s with EnergyCorp, a New Zealand company that collapsed approximately 20 years prior to the IPO, in the IPO offering document.  In December 2008, Wakefield Associates made a demand for repayment of the subscription price paid (NZD1.00) by shareholders the firm purported to represent.  The Company, in consultation with its legal advisors, has concluded that the allegations contained in the letter have no legal merit and intends to defend them vigorously.

DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2008

16)          Income taxes

The Predecessor operated as a partnership under Federal, New Jersey and New York State income tax law.  No provision or liability for income taxes has been recorded since the members/partners are taxed on their proportionate share of income, and the New York City Unincorporated Business Tax is not significant to the financial statements.

No provision (benefit) for U.S. income taxes has been recorded in the accompanying consolidated financial statements for the periods ended December 31, 2008 and December 31, 2007 as a result of the Company's net operating losses.  Net operating loss carryforwards of U.S. income taxes for 2008 and 2007 are $9.9 million and $3.3 million, which expire in 2028 and 2027, respectively.  The Company’s UK subsidiary has net operating loss carryforwards of approximately £574 thousand, which may be carried forward indefinitely.

The significant components of income (loss) before income taxes and the consolidated income tax provision are as follows:

	Year	Three Months
	ended	ended
	December 31,	December 31,
	2008	2007
Income (loss) before income taxes:
Domestic	$(16,543,217)	$(3,670,056)
Foreign	(1,072,587)	-
Total	$(17,615,804)	$(3,670,056)

Income tax expense (benefit)
Federal	$-	$-
Foreign	32,798	-
Total	$32,798	$-

The income tax provision differs from the amount of tax determined by applying the federal statutory rate as follows:

	Year	Three Months
	ended	ended
	December 31,	December 31,
	2008	2007

Federal tax (benefit) at 34% statutory rate	$(5,624,694)	$(1,247,819)

State income taxes, net of federal benefit	(1,819,754)	(220,203)

Foreign income taxes	32,798

Tax effect of:
Meals and entertainment	8,310	2,617
Share-based compensation	376,554	141,565
Bad debt expense	3,206	-
Note impairment loss	2,610,000	-
Operating loss carryforwards	4,446,378	1,323,840
Income Taxes (benefit)	$32,798	$-

DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2008

Deferred taxes are as follows:

		Three Months
	Year Ended	Ended
	December 31,	December 31,
	2008	2007
Deferred tax asset (liability), non-current
Share-based compensation	$72,521	$141,565
Bad debt expense	3,206	-
Note impairment loss	2,610,000	-
Net Operating Loss Carryforwards	5,292,960	1,323,840
Valuation Allowance	(7,978,687)	(1,465,405)
Total	$-	$-

Management has provided a valuation allowance of $7,978,687 and $1,465,405 as of December 31, 2008 and 2007, respectively, for certain deferred tax assets because they have no basis to conclude it is more likely than not that the related deferred tax assets will be realized.

The Company adopted the provisions of FIN 48 on October 1, 2007 (inception).  As a result of this adoption, the Company has evaluated its uncertain tax positions as required by FIN 48 and determined that any required adjustments would not have a material impact on the Company’s financial statements.

The Company and its subsidiaries are subject to regular audits by federal, state and foreign tax authorities.  These audits may result in additional tax liabilities.  The Company’s federal, state and foreign income tax returns for the tax years ended December 31, 2008 and 2007 are open for examination by the Federal and State taxing jurisdictions.

17)          Financial instruments

Interest rate risk - Interest rate risk is the risk that market interest rates will change and impact Diligent’s financial results by affecting the rate of interest charged or received by the Company.  It is not expected that changes in interest rates will materially affect the Company’s results of operations.

Currency rate risk - The Company is subject to currency rate risk primarily from export sales to Canada, Europe, Australia and New Zealand, and from cash balances maintained in foreign currencies.  The Company has not entered into forward contracts or other currency hedges.

Liquidity risk – The Company expects that its cash and cash equivalents, including the $3 million received in March 2009 in exchange for 30 million shares of preferred stock, will be adequate through approximately the third quarter of 2010.  Particularly in light of current economic conditions, the Company intends to manage liquidity risk by continuously monitoring forecasted and actual cash flows and matching the maturity profiles of financial assets and liabilities.  The primary uncertainty concerning our capital needs pertains to our ability to achieve the expected sales growth in a timely manner such that recurring revenues exceed operating expenditures prior to the depletion of capital.

Concentrations of credit and other risks - The Company sells its service to a diverse number of customers and performs ongoing credit evaluations of its customers' financial condition as part of its accounts receivable monitoring procedures.  Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of trade accounts receivable.  One customer accounted for 10.5% of the accounts receivable balance at December 31, 2008; no single customer accounted for 10% or  more of the accounts receivable balance at December 31, 2007.  No single customer generated more than 10% of revenue for any period presented.

The Company maintains its cash balances with high credit quality banking institutions in the United States, New Zealand and Great Britain. At times the balances may be in excess of the insurance limits at a particular bank.

DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2008

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

HOLTZ
RUBENSTEIN
REMINICK
CERTIFIED PUBLIC ACCOUNTANTS BUSINESS ADVISERS

New York City: 1430 Broadway, New York, NY 10018-3308
Tel: 212.697.6900 Fax: 212.490.1412
www.hrrllp.com

Long Island: 125 Baylis Road, Melville, NY 11747-3823
Tel: 631.752.7400 Fax: 631.752.1742

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of
Diligent Board Member Services, Inc.

We have audited the accompanying consolidated balance sheets of Diligent Board Member Services, Inc. as of December 31, 2008 and 2007, and the related consolidated statements of operations, changes in stockholders' /members' equity (deficit) and comprehensive loss, and cash flows for the year ended December 31, 2008, three months ended December 31, 2007, and nine months ended September 30, 2007 (predecessor). Diligent Board Member Services, Inc.'s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements and assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Diligent Board Member Services, Inc. as of December 31, 2008 and 2007, and the results of their operations, and their cash flows for the year ended December 31, 2008, three months ended December 31, 2007, and nine months ended September 30, 2007 (predecessor), in conformity with accounting principles generally accepted in the United States of America.

Holtz Rubenstein Reminick LLP

New York, New York
March 17, 2009

Worldwide Representation by DFK International
Holtz Rubenstein Reminick LLP

DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2008

COMPARISON TO PROSPECTIVE FINANCIAL INFORMATION
FOR THE YEAR ENDED 31 DECEMBER 2008 (Unaudited)

The combined investment statement and prospectus issued 8 November 2007 for Diligent’s public offer contained three months’ prospective financial figures to 31 December 2007 and two years’ annual prospective financial figures for the years ended 31 December 2008 and 31 December 2009.  The following information is a comparison of the prospective financial statements of Diligent from the 2007 prospectus for the year ended 31 December 2008, with the actual result for the same period.  Unless otherwise noted all figures are in US$.

COMPARISON TO PROSPECTIVE FINANCIAL INFORMATION
Statement of Operations
	Consolidated
	Actual	Projections
		(Unaudited)
	For 12 months to 31 December 2008

Revenues	$2,930,702	$5,811,877
Cost of revenues	1,878,027	2,224,743
Gross profit	1,052,675	3,587,134

Operating expenses:
Selling and marketing expenses	6,216,087	8,490,611
General and administrative expenses	5,418,747	5,236,727
Research and development expenses	955,385	1,214,365
Depreciation and amortization	278,295	294,727
Total operating expenses	12,868,514	15,236,430

Operating loss	(11,815,839)	(11,649,296)

Other income (expenses):
Impairment loss on note receivable
from affiliate	(5,800,000)	-
Interest income, net	601,280	649,384
Foreign exchange transaction loss	(601,245)	-
Total other income (expenses)	(5,799,965)	649,384

Loss before provision for income taxes	(17,615,804)	(10,999,912)

Provision for income taxes	32,798	-

Net loss	$(17,648,602)	$(10,999,912)

DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2008

COMPARISON TO PROSPECTIVE FINANCIAL INFORMATION

Balance Sheet
	Consolidated
	Actual	Projections
		(Unaudited)
	December 31 2008
ASSETS
Current assets:
Cash and cash equivalents	$1,265,347	$6,030,602
Term deposit	58,150	-
Accounts receivable, net	390,180	488,819
Prepaid expenses and other current assets	222,617	-
Total current assets	1,936,294	6,519,421

Property and equipment, net	1,116,007	1,070,970
Note and accrued interest receivable from affiliate	1,361,791	6,961,157
Restricted cash - security deposits	246,685	-
Total assets	$4,660,777	$14,551,548

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$256,319	$466,567
Accrued expenses and other liabilities	218,541	-
Deferred revenue	601,408	2,988,321
Current portion of obligations under capital leases	114,308	205,167
Payables to affiliates	49,578	-
Total current liabilities	1,240,154	3,660,055
Non-current liabilities:
Obligations under capital leases, less current portion	50,816	-
Total non-current liabilities	50,816	-
Total liabilities	1,290,970	3,660,055
Stockholders' equity:
Common Stock, $.001 par value, 200,000,000 shares
authorized, 104,000,000 issued,
90,440,000 and 104,000,000 issued and outstanding	90,440	104,000
Additional paid-in capital	24,618,070	26,761,260
Accumulated deficit	(21,318,658)	(15,973,767)
Accumulated other comprehensive loss	(20,045)
Total stockholders' equity	3,369,807	10,891,493
Total liabilities and stockholders' equity	$4,660,777	$14,551,548

DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2008

COMPARISON TO PROSPECTIVE FINANCIAL INFORMATION

Statement of Cash Flows
	Consolidated
	Actual	Projections
		(Unaudited)
	For 12 months to 31 December 2008
Cash flows from operating activities:
Net loss	$(17,648,602)	$(10,999,912)
Adjustments to reconcile net loss to cash
used in operating activities:
Impairment loss on note receivable from affiliate	5,800,000	-
Depreciation and amortization	278,295	294,727
Allowance for doubtful accounts	7,125	-
Share-based compensation	920,783	1,500,000
Accrued interest receivable	(346,559)	(338,812)
Changes in operating assets and liabilities:
Accounts receivable	(105,520)	(118,800)
Prepaid expenses and other current assets	(110,965)	-
Restricted cash - security deposits	(202,944)	-
Accounts payable and accrued expenses	(264,465)	101,316
Deferred revenue	374,730	2,461,375
Net cash used in operating activities	(11,298,122)	(7,100,106)
Cash flows from investing activities:
Redemption/(purchase) of term deposit, net	18,630	-
Cash acquired in acquisition, net of purchase price	83,593	-
Purchase of property and equipment	(885,114)	(1,185,000)
Net cash used in investing activities	(782,891)	(1,185,000)
Cash flows from financing activities:
Cash paid in exchange for note receivable from affiliate	(100,000)	-
(Repayments)/proceeds from due to affiliates	(103,319)	-
Proceeds from short-term borrowings	-	513,500
Payments of obligations under capital leases	(105,356)	(308,333)
Net cash (used in) provided by financing activities	(308,675)	205,167
Effect of exchange rates on cash and cash equivalents	(20,045)	-
Net decrease in cash and cash equivalents	(12,409,733)	(8,079,939)
Cash and cash equivalents at beginning of period	13,675,080	14,110,541
Cash and cash equivalents at end of period	$1,265,347	$6,030,602

DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2008

COMPARISON TO PROSPECTIVE FINANCIAL INFORMATION

Discussion of Variances

The major variances between the prospective financial information and actual figures are as follows:

Statement of Operations

Consolidated revenues were $2,930,702 for the year ended 31 December 2008 compared with the projection of $5,811,877.  There were 100 licenses sold in 2008; this compares against a projection of 303.

Cost of Revenues (consists of direct expenses related to account management, customer support and IT Hosting) at $1,878,027 was $346,716 lower than projected;  lower license activity being the main contributing factor.  The lower than projected revenue activity also affected selling and marketing costs.  Actual expenditure of $6,216,087 compares to a projection of $8,490,611.

General and administrative expenses, excluding share-based compensation were $4,497,964 in 2008,  This compares with the projection of $3,736,727.  The increase is due primarily to the increased compliance costs associated with a publicly-traded company with both US and NZ reporting requirements.  Additionally, increased costs were incurred for office rentals and related overheads.

Actual 2008 share-based compensation expense of $920,783 compares with the projection of $1,500,000.  The majority ($859,882) of the 2008 expense reflects vesting of 1,929,000 shares issued in 2007.  No shares were issued in 2008 under the proposed sales incentive plan as detailed in the initial public offer.

Research and development expenses were $955,385 in 2008 compared with $1,214,365 projected.  The reduction represents a leveling off of R&D expenses after the achievement of certain key product enhancements.

In accordance with US GAAP, the Company recorded a $5.8 million valuation allowance and a corresponding charge to impairment loss in order to write down a note receivable from LLC to its estimated net realizable value.  The net realizable value was determined to be the fair value of the underlying collateral securing the note of 25 million shares of the Company’s stock.  This impairment was not projected.

As a worldwide company, certain of Diligent’s revenues and expenses are denominated in foreign currencies, which are recorded at the approximate rates of exchange in effect at the transaction dates.  Assets and liabilities resulting from these transactions are translated at the exchange rates in effect at the balance sheet dates, with differences recorded as foreign exchange gains or losses in the statements of operations.  Additionally, during 2008, the parent Company maintained significant cash balances in foreign currencies, primarily NZD and, to a lesser extent GBP.  The foreign exchange loss of $601,245 is a result of unfavorable movements in the exchange rate between the US dollar and NZD and between the US dollar and GBP, which was not projected.

Balance Sheet

Lower than anticipated revenues and higher compliance costs resulted in a lower cash balance than anticipated.  The extent of the prepaid expenses and security deposits on the 2008 balance sheet was not projected.

The December 2008 balance of the note and accrued interest receivable from LLC was $1.36 million, compared with a projected balance of $6.96 million. The $5.8 million unforeseen valuation allowance, refered to above, was the major reason for the difference.

Deferred revenue as at December 2008 was lower than projected as a result of the shortfall in licenses sold. This also affected cash flow.

Statement of Cash Flows

Cash used in operations was $4.2 million higher than projected based primarily on lower than anticipated revenue and deferred revenue.  No short term borrowing to fund capital expenditure was undertaken in 2008 as projected.  Capital expenditures in 2008 were approximately $300,000 lower than forecast as infrastructure investments were reduced to match the lower than forecast sales volume.

DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2008

CORPORATE GOVERNANCE

Compliance with NZX Best Practice Code and Other Guidelines

The NZSX Listing Rules require listed companies to disclose in their annual report whether and to what extent their corporate governance principles materially differ from the NZX Corporate Governance Best Practice Code. The directors do not consider that there is any such material difference.

Role of the Board

The Board is elected by the stockholders and is responsible for the corporate governance of Diligent. The Board is the final body responsible for decision making within Diligent and maintaining Diligent’s corporate governance and ethical business practices. Corporate governance encompasses the requirement for the Board to discharge such responsibilities, to be accountable to the shareholders and other stakeholders for the performance of Diligent, and to ensure that Diligent is compliant with laws and standards. The Board establishes the objectives of Diligent and is engaged in ongoing strategic planning in order to meet these objectives. It provides an oversight of compliance and risk, it measures and monitors management performance and it sets in place the policy framework within which Diligent operates. The Board monitors financial results comparing them to the budget and annual plan at regular monthly meetings. The Board has delegated components of its powers to subcommittees of the Board, and the day to day management of Diligent to the Chief Executive Officer. The ambit of these delegations is documented in Diligent’s delegations policy, sub-committee Terms of Reference and by relevant minuted resolutions of the Board. The Chief Executive Officer delegates certain authorities to staff that report to him.

Board Composition and Membership

As at 31 December 2008 the Board comprised five directors: an independent non-executive Chairman, two executive directors, and two independent directors. The Board has a broad base of knowledge and experience in software development and commercialization, corporate governance, financial management, legal compliance and other expertise to meet Diligent’s objectives. The details, background and place of residence of the directors are detailed elsewhere in this report.  The Chairman is elected by the Board and it is his role to manage the Board in the most effective manner and to provide a conduit between the Board and the Chief Executive Officer. He has no significant external commitments that conflict with this role. The Board maintains an Interests Register and conflicts of interest are recorded if necessary in the minutes. Procedures for the operation of the Board, including the appointment and removal of directors, are governed by Diligent’s Bylaws.

Operation of the Board

The Board meets monthly on a formal scheduled basis. In addition to these monthly meetings the Board meets on other occasions to debate strategic and financial issues. Each month the Chief Executive Officer prepares a report to the Board that includes a summary of Diligent’s activities, together with financial reports and operational updates. In addition, the Board receives regular briefings on key strategic issues from management, both as part of the regular scheduled Board meetings and in separate strategic planning sessions.

Chief Executive Officer

The Board is responsible for the evaluation of the Chief Executive Officer against his key performance objectives and is responsible for the setting of these objectives on a periodic basis and ensuring that they are appropriate measurable targets. The Chief Executive Officer provides a financial and compliance report to the Audit and Compliance Committee, which currently meets monthly.

Independence of Directors

To be "independent" a director must not be an executive officer and must not have a disqualifying relationship, which comprises any direct or indirect interest or relationship that could reasonably influence, in a material way, the director's decision making in relation to the Company.  It has been determined by the Board that there are two executive directors and three independent directors.  All executive directors are also officers of Diligent. All directors are required to immediately advise if any new relationships would interfere with such independence and so enable the Board to consider and determine the materiality of the relationship. These relationships are noted in the Interests Register which is updated at each monthly board meeting.

DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2008

Rotation of Directors

In accordance with Diligent’s Bylaws, at each annual meeting of Diligent all directors must retire from office and are subject to re-appointment at each annual meeting.

Board Committees

The Board maintains two formally constituted standing Board Committees: the Audit and Compliance Committee and the Remuneration and Nominations Committee. The two Board Committees and their memberships as at 31 December 2008 are set out in the following chart:

Director	Membership Classification	Committee Membership
		Audit	Remuneration
		and	and
		Compliance	Nomination
R. Bettle	Independent Director (Chairman)	Member	Chairman
S. Daniels	Executive Director
P. Huljich	Independent Director	Member	Member
M. Russell	Independent Director	Chairman	Member
A. Sodi	Executive Director

Audit and Compliance Committee

The Audit and Compliance Committee is responsible for monitoring the ongoing effectiveness and implementation of compliance activities. Membership of the Committee is restricted to non-executive directors and the majority of directors must be independent directors. The Audit and Compliance Committee includes members who have appropriate financial and legal experience. All members of the Audit and Compliance committee satisfy the independence requirements under NZX best practice.

The main responsibilities of the Audit and Compliance Committee are to:
•
Monitor and oversee the quality of financial reporting and financial management. The Committee considers accounting and audit issues and makes recommendations to the Board as required and monitors the role, responsibility and performance of the external auditor.

•	Assist the Board to review the effectiveness of the organisation’s internal control environment covering:
•	Effectiveness and efficiency of operations
•	Reliability of financial reporting
•	Compliance with applicable laws and regulations
•	Oversee the effective operation of the risk management framework
•	Recommend to the Board the appointment, removal and remuneration of the external auditors, and review the terms of their engagement and the scope and quality of the audit
•	Review and approve, before commencement, the nature and scope of non-audit services being provided by the external auditors
•	Ensure compliance with Diligent’s disclosure obligations under the NZSX Listing Rules.

The Chief Executive Officer attends each monthly Committee meeting by invitation as does the external auditor when requested.

Remuneration and Nominations Committee

The Remuneration and Nominations Committee’s purposes are to review directors’ fees, the Chief Executive’s compensation package and performance, the policy for compensation for senior management and ensure Diligent has formal and transparent processes for the nomination and appointment of directors to the Board and identifying skill gaps on the Board to ensure diversity and experience on the Board. These reviews form the basis of recommendations to the Board. Details of directors’ compensations are set out under the section heading “Directors compensation”. Membership of the committee is restricted to non-executive directors and the majority of directors must be independent directors. The Chairman of the committee is an independent director.

DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2008

Code of Ethics

Diligent expects all its employees and directors to maintain the highest ethical standards. The directors support the principles set out in the “Codes of Proper Practice for Directors” issued by the Institute of Directors in New Zealand. Whilst recognizing that the Code expresses principles and does not purport to determine the detailed course of conduct by directors on any particular matter, the directors are committed to the highest standards of behavior and accountability.

Conflicts of Interest

If conflicts of interest exist in any transaction, then a director must declare his or her conflict or interest and not exercise his or her right to vote in respect of such matters. Diligent maintains an Interests Register which is updated at each monthly board meeting.

Audit Governance and Independence

In 2008 the Company’s registration with the US Securities and Exchange Commission became effective and the Company’s reporting requirements now include audit by a Public Company Accounting Oversight Board (PCAOB) registered independent public accounting firm.  In order to meet these requirements the Board approved a change of auditor and the appointment of Holtz Rubenstein Reminick LLP as auditors for the periods ended 31 December 2007 and 31 December 2008.  The Board has set the remuneration of the auditors and will seek approval of the auditor’s re-appointment at the next Annual Meeting. The work of the auditors is limited to tax, audit and related work only and Diligent is committed to auditor independence.  The Board, through the Audit and Compliance Committee, annually reviews the independence and objectivity of the auditors.  No managers, partners or directors of the auditor hold shares in Diligent.  In addition, the lead audit partner must rotate after a maximum of five years, and the auditor must confirm annually its commitment to strict procedures to ensure independence.  Representatives of Diligent’s auditors are invited to the Annual Meeting.

Reporting and Disclosure

Annual and Interim Reports in accordance with the requirements of the Financial Reporting Act 1993 and the NZSX Listing Rules are communicated to all shareholders. The consolidated annual financial statements are prepared in accordance with US GAAP and are audited by an independent registered public accounting firm. The annual report is available online at the website www.boardbooks.com.

Treasury Policy

Diligent’s Treasury policies conservatively manage interest rate, foreign exchange and counterparty risk.  Investment activities that are purely speculative are prohibited.  Exposure limits are controlled through a combination of diversification and use of insured accounts when feasible.  A policy of delegated authorities and internal controls insures compliance and oversight.

Shareholder Relations

The Board’s policy is to ensure that shareholders are informed of all major and strategic developments affecting Diligent’s state of affairs. Media releases are made and Diligent releases all material information to NZX under continuous disclosure requirements.

DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2008

STATUTORY INFORMATION

Directors’ relevant interest

Directors’ relevant interest in Diligent shares as at 31 December 2008 were as follows.

	Shares	Holding
		%

R Bettle	50,000	0.06%
S Daniels	6,868,666	7.59%
P Huljich	3,907,091	4.32%
M Russell	50,000	0.06%
A Sodi	2,277,742	2.52%
Based on 90,440,000 shares (After cancellation of the 14 million shares held in escrow).

Directors’ dealings in shares

Diligent maintains an Interests Register in which the particulars of certain transactions and matters involving directors are recorded.  The following table summarizes the directors’ share dealings in Diligent.

	Shares Held 31 Dec 2007	Movement	Shares Held 31 Dec 2008

R Bettle	50,000	-	50,000
S Daniels (2)	15,992,427	(9,123,761)	6,868,666
P Huljich	3,907,090	1	3,907,091
M Russell	50,000	-	50,000
A Sodi(2)	5,318,050	(3,040,308)	2,277,742
B. Henry (1)(2)	16,525,501	(9,122,768)	7,402,733
E Charlton (1)	50,000	-	50,000
G Saxton (1)	50,000	-	50,000
K Lawler (1)	350,000	-	350,000
(1)	Directors who resigned during the year.
(2)	Share movement is a result of cancellation of “warrantied shares” and voluntary pledge of loan collateral.

Entries in interest register

Details of the forgoing directors’ interests were duly entered into Diligent’s Interest Register during the period.  In addition, the Interests Register contains full details of statutory, substantial security holders, and directors and officers disclosures of relevant interests in the company’s shares.

Directors’ indemnity and insurance

Diligent has directors’ & officers’ liability insurance cover to the sum of $5,000,000 in the aggregate.  The cover includes employment practices and securities liability.

Loans to Affiliate

See Footnote 9 to Consolidated Financial Statements.

Related Party Transactions

See Footnote 10 to Consolidated Financial Statements.

DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2008

Directors’ Compensation

The following table provides each element of compensation paid or granted to each director for service rendered during the year ended 31 December 2008.

Director	Fees earned or paid in cash (1)	Stock/Option Awards	All other Compensation (2)	Total
	$	$	$	$

R Bettle	50,699	-	-	50,699
E Charlton (3)	48,507	-	-	48,507
S Daniels	-	-	266,682	266,682
B Henry (3)	-	-	301,363	301,363
P Huljich	46,040	-	-	46,040
K Lawler (3)	-	-	207,801	207,801
M Russell	46,040	-	83,281	129,321
G Saxton (3)	46,559	-	-	46,559
A Sodi	-	-	329,645	329,645

(1)	The amounts shown represent fees in US dollars. Mr Charlton was paid in GBP, Mr Saxton in Euros and Messrs Bettle, Huljich, Lawler and Russell in NZD.
(2)
Includes payment of legal fees by us for services rendered by Buddle Findlay, of which Mr. Russell is a partner.  It also includes salary compensation and bonus for the year ended 31 December 2008 for Mr Lawler who received a non-interest bearing loan from the Company which was repaid via a bonus of $72,922 awarded to him by the Diligent Board of Directors and applied directly to the outstanding loan balance.  Includes salary and health benefits for S, Daniels, B. Henry, and A. Sodi

(3)	Messrs Charlton, Henry, Lawler and Saxton resigned from our Board of Directors in December 2008. Our Board of Directors is currently operating with five directors.

The aggregate directors’ fee for our non-employee directors was fixed at a total of approximately $320,000 per year.  However, subsequent to 30 May 2008, the directors have voluntarily taken a temporary reduction to approximately $160,000 per year.  We do not pay directors’ fees to the employee directors and do not intend to in the foreseeable future.  The directors are also entitled to be paid for all reasonable travel, accommodation and other expenses incurred by them in connection with their attendance at board or stockholder meetings, or otherwise in connection with our business.

Acquisition of subsidiary

Diligent entered into a Share Sale and Purchase Agreement dated 4 October 2007 relating to the sale of shares in Diligent Board Member Services NZ Limited to Diligent for NZD5,000. This transfer was executed as at 1 January 2008.  B Henry and K Borg are beneficiaries of The Clifton Trust which was the owner of Diligent Board Member Services NZ Limited.

Subsidiaries and directors thereof

Sharon Daniels holds the office of director of Diligent Boardbooks Limited (UK based company).  The directors of Diligent Board Member Services NZ Limited are R Bettle, M Russell, K Lawler and P Huljich.  No director of any subsidiary received beneficially any director’s fees or other benefits as a director of the subsidiary companies.

Employee compensation

On 31 December 2008 Diligent had 47 employees, who were located in the United States and in New Zealand.  The Board, with advice from the Remuneration and Nominations Committee, establishes remuneration and nominations policies and this is implemented by operational managers.

DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2008

Grouped below are the numbers of employees or former employees of Diligent and its subsidiaries (excluding company directors whose remuneration and benefits are disclosed elsewhere) who received compensation and other benefits in their capacity as employees, totalling $50,000 or more as an employment package during the twelve month period to 31 December 2008.  Executive remuneration includes all salary and bonuses, shares granted and any other sundry benefits received in their capacity as employees.

Compensation Ranges $(000)	No. Of Employees 2008
Less than 50	33
50 – 60	10
60 – 70	8
70 – 80	3
80 – 90	6
90 – 100	1
100 – 110	2
110 – 120	3
120 – 130	3
130 – 140	1
140 – 150	-
150 – 160	3
160 – 170	1
170 – 180	2
180 – 190	-
190 – 200	-
200 – 210	-
210 – 220	-
220 – 230	1

Donations

Diligent made donations of $150 during the year.

Current NZSX Waivers

Diligent obtained several waivers from various NZSX Listing Rules that relate to where listing rules are directly inconsistent with Delaware and United States federal law.  The waivers were granted 6 November 2007.

Waivers were granted from Listing Rules 3.1.1 (c), (d) and (e) where compliance with these rules would result in a contravention or breach of Delaware laws, US federal laws, Diligent’s Certificate of Incorporation or Bylaws, or other applicable US laws.

Waivers were granted from Listing Rules 4.8 and 4.8.5 regarding takeovers on the condition that prominent and full disclosure and explanation of takeovers law and relevant Listing Rules that apply in the event of a takeover of Diligent are included in the offer document.

Waivers from Listing Rule 11.1.1 and approval under Listing Rule 11.1.5 were granted to restrict the transfer of its shares issued under the initial public offering to US persons for a 12 month period following the close of the initial public offering.  Conditions were attached to the waiver.

Details of the waivers are available for viewing under the DIL code on the NZX website.

DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2008

Subsequent to the 31 December 2008 balance date, Diligent announced details of a $3 million capital infusion through the issue of new Diligent preferred stock to two US investors - Spring Street Partners, L.P. ($2 million) and Carroll Capital Holdings, LLC ("CCH") ($1 million).  Diligent was concerned that CCH's direct and indirect shareholdings may cast an impression of a relationship bordering on the definition of "Related Party" for the purposes of the NZSX Listing Rules.  If that were the case, the proposed transaction with CCH would comprise a "Material Transaction" with a "Related Party" for the purposes of NZSX Listing Rule 9.2.1.  Accordingly, on a precautionary basis, Diligent sought a waiver from the application of NZSX Listing Rule 9.2.1.  NZX granted Diligent a waiver from the requirement to obtain shareholder approval of the proposed transaction with CCH pursuant to NZSX Listing Rule 9.2.1 (which removed any requirement to obtain an independent appraisal report in relation to the proposed transaction).  A copy of the waiver decision may be viewed at www.nzx.com/markets/nzsx/dil.

Credit Rating

Diligent has no credit rating.

Supplemental Information

NZX has confirmed that for the purpose of the Listing Rules the Financial Reporting Act will apply to Diligent as an “Issuer” and “Reporting Entity” for the purposes of that Act.  This allows Diligent to report in New Zealand in US$ and according to US Generally Accepted Accounting Principles (GAAP).  GAAP reporting does not provide, or allow, for the presentation of Net Tangible Assets per Share as is required under NZ IFRS.  Diligent is providing as supplemental information that the Net Tangible Assets at 31 December 2008 and 2007 are $0.04 and $0.19 per share, respectively.

DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2008

SHAREHOLDER INFORMATION

The ordinary shares of Diligent are listed on NZSX.  The information in the disclosures below has been taken from Diligent’s share register at 4 March 2009.

Twenty Largest Registered Shareholders as at 4 March 2009

Rank	Investor	Address	Total Units	Issued Capital
				%

1	Services Share Holding LLC	USA	24,002,500	26.54
2	New Zealand Central Securities Depository Limited	NZL	7,999,218	8.845
3	Brian Henry Living Trust & Kiri Borg Living Trust	USA	7,336,066	8.112
4	Carroll Capital Holdings LLC	USA	6,767,925	7.483
5	Sharon Daniels	USA	3,437,310	3.801
6	S K Daniels Holdings Inc.	USA	3,431,356	3.794
7	Corcoran Consulting LLC	USA	3,324,101	3.675
8	Alessandro Sodi	USA	2,277,742	2.519
9	Marc Daniels	USA	1,466,988	1.622
10	Leveraged Equities Finance Limited	NZL	1,115,300	1.233
11	CPH Trust	NZL	1,095,108	1.211
12	PRH Trust	NZL	1,095,106	1.211
13	Creative Juice Limited	NZL	1,003,505	1.110
14	Winiford Borg	USA	1,003,429	1.109
15	Matthew James Pringle	NZL	1,000,000	1.106
16	Harvey F Carter Family Trust	NZL	871,715	0.964
17	O’Connor Family Trust Partnership	NZL	717,622	0.793
18	Robert Borg	USA	628,398	0.695
19	Rotorua Trust Perpetual Captial Fund Limited	NZL	600,000	0.663
20	Logan Nominees Limited	NZL	530,349	0.586
	Total		69,703,738	77.07

Based on 90,440,000 shares

Distribution of shareholders as at 4 March 2009

Holding Ranges	Investors	Securities	Issued Capital
			%

1 – 1000	9	7,820	0.009
1001 – 5000	210	832,000	0.920
5001 – 10,000	188	1,711,142	1.892
10,001 – 50,000	189	4,886,979	5.404
50,001 – 100,000	44	3,622,286	4.005
100,001 and over	60	79,379,773	87.771
Total	700	90,440,000	100.000

DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2008

Substantial security holders

The following information is given in accordance with Section 26 of the Securities Markets Act 1988.  According to notices received, the following persons were substantial security holders in Diligent as at 4 March 2009.

	Date of notice	Relevant interest	%

Huljich Wealth Management	28.02.08	5,482,280	5.27
Services Share Holding LLC	30.01.09	24,107,500	25.53
S Daniels	30.01.09	6,868,666	7.27
B Henry	30.01.09	7,702,813	8.16
K Borg	30.01.09	7,702,813	8.16
K Carroll	10.02.09	6,767,925	7.48

Directors Statement

The Annual Report is dated 23 March 2009 and is signed on behalf of the Board by:

DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2008

DIRECTORY

Directors
Rick Bettle (Wellington, NZ)
Sharon Daniels (New Jersey, USA)
Peter Huljich (Auckland, NZ)
Mark Russell (Christchurch, NZ)
Alex Sodi (New York, USA)

Senior Management

Tricia Burke (Vice President, IT)
Hunter Cohen (Chief Financial Officer)
Marc Daniels (Executive VP Licensing)
Sharon Daniels (Chief Marketing Officer)
Kevin Lawler (CFO NZ)
Don Meisner (Treasurer)
Robert Norton (General Counsel, Corporate Secretary)
Al Percival (Executive VP, Director of Operations)
Jeffry Powell (VP Licensing)
Tony Rogers (Vice President, Software Development)
Alessandro Sodi (Chief Executive Officer)
Bryan Zwahlen (Vice President, Support)

Registered Office
39 West 37th Street, 8th Floor
New York, NY 10018
United States of America

Tel: +1 212 741 8181
Fax: +1 212 629 8785
US Toll Free: 1 877 454 5443

Places of Business
United States
39 West 37th Street, 8th Floor
New York, New York 10018

New Zealand
Level 4, 69 Cambridge Terrace
Christchurch
New Zealand
Phone: +64 3 977 5599

London
14-16 Great Portland Street
Level 5
London W1W 8QW
London
United Kingdom
Phone: +44 20 7580 8999

Canada
BCE Place – TD Canada Trust Tower
161 Bay Street, 27th Floor
Toronto, ON M5J 2S1, Canada

Legal Advisors
New Zealand
Buddle Findlay, Christchurch

United States of America
Lathrop and Gage, Kansas City, Missouri
D’Amato and Lynch, New York, New York

Auditor
Holtz Rubenstein Reminick LLP
New York, New York
United States of America

Bankers
HSBC
New York, United States of America

ANZ National Bank
Christchurch
New Zealand

Share Registrar
Link Market Services Limited
Level 12, 120 Albert Street, PO Box 91976
Auckland

Investor Enquiries: +64 9 375 5998
Fax: + 64 9 375 5990
Email: lmsenquiries@linkmarketservices.com
Website: www.linkmarketservices.com

Web Addresses
www.boardbooks.com
www.boardbooks.co.nz
www.boardbooks.com.au
www.boardbooks.co.uk
www.boardbooks.ca

2009 Reporting Calendar
February    2008 Annual Profit Announcement
March    Mailing of Annual Report for 2008 Year
May           Annual Meeting held in NZ
June 30             Half Year
August              Announcement for Half Year result
           Mailing of Half Year Report
December 31    End of Financial Year